Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.,

EASTERLY ACQUISITION CORP.

and

SIRIUS ACQUISITIONS HOLDING COMPANY III

Dated as of June 23, 2018

i

Section 3.18	Stockholder Vote and Warrant Amendment	20
Section 3.19	Affiliate Transactions	20
Section 3.20	Trust Account	21
Section 3.21	No Other Representations or Warranties	21

Article V

COVENANTS

Section 5.1	Easterly Conduct of Businesses Prior to the Effective Time	34
Section 5.2	Sirius Conduct of Businesses Prior to the Effective Time	36
Section 5.3	Preparation of the Registration Statement and the Proxy Statement; Easterly Stockholder Meeting	37

ii

iii

Section 8.13	Trust Account Waiver	54
Section 8.14	WAIVER OF JURY TRIAL	54
Section 8.15	Definitions	54

iv

index of defined terms

A.M. Best	4.22
Adjusted June 30 DBVPS	8.15(a)
Affiliate	8.15(a)
Agreement	Preamble
Ancillary Agreements	8.15(a)
Audited Financial Statements	4.7(a)
Business Combination	8.15(a)
Business Day	8.15(a)
Certificate of Merger	1.3(a)
Closing	1.2
Closing Date	1.2
CMB	Recitals
Code	Recitals
Common Shares Trust	2.3(b)
Confidentiality Agreement	8.15(a)
Consents	3.4(a)
Contract	3.4(b)
Control	8.15(a)
Converted Warrant	2.1(f)
Convertible Promissory Note	8.15(a)
Designated Investors	8.15(a)
DGCL	1.1(a)
Dispute Notice	2.1(g)(ii)
Easterly	Preamble
Easterly Acquisition Proposal	5.5(c)(ii)
Easterly Adverse Recommendation Change	5.4(b)
Easterly Benefit Plan	3.10(a)
Easterly Board	3.3(b)
Easterly Book-Entry Shares	2.1(c)
Easterly Bylaws	3.1
Easterly Capital Stock	3.2(a)
Easterly Certificate	2.1(c)
Easterly Charter	3.1
Easterly Closing Outstanding Shares	8.15(a)
Easterly Common Stock	2.1
Easterly Disclosure Letter	Article III
Easterly Material Adverse Effect	Article III
Easterly Preferred Stock	3.2(a)
Easterly Recommendation	3.3(b)
Easterly SEC Documents	3.5(a)
Easterly SEC Financial Statements	3.5(c)
Easterly Stockholder Approval	3.18
Easterly Stockholders Meeting	5.4(b)
Easterly Warrant	2.1
Effective Time	1.3(b)

v

Environmental Laws	4.14
ERISA	3.10(a)
ERISA Affiliate	3.10(a)
Estimated Easterly Cash Per Share	8.15(a)
Excess Shares	2.3(a)
Exchange Act	3.4(a)
Exchange Agent	2.4(a)
Exchange Fund	2.4(a)
Exchange Ratio	2.1(b)
Extension Amendments	3.20
Filings	3.4(a)
Final Adjusted June 30 DBVPS	2.1(g)(iv)
Final June 30 Book Value	2.1(g)(ii)
Financial Statements	4.7(a)
Fitch	4.22
GAAP	8.15(a)
Governmental Entity	3.4(a)
HSR Act	8.15(a)
Indebtedness	8.15(a)
Indemnitees	5.9(a)
Independent Firm	2.1(g)(v)
Insurance Regulator	8.15(a)
Insurance Reserves	8.15(a)
Intellectual Property	8.15(a)
Investment Assets	8.15(a)
Investment Company Act	3.17
IPO	3.20
June 30 Book Value	8.15(a)
Knowledge	8.15(a)
Laws	8.15(a)
Liens	8.15(a)
Lloyd’s	8.15(a)
Lock-Up Agreement	Recitals
Material Adverse Effect	8.15(a)
Material Contracts	8.15(a)
Merger	1.1(a)
Merger Consideration	2.1(b)
Merger Sub	Preamble
NASDAQ	8.15(a)
Non-US Sirius Benefit Plans	4.13(e)
Order	8.15(a)
Outside Date	7.1(b)(ii)
Permitted Lien	8.15(a)
Person	8.15(a)
PIPE	Recitals
Policies	4.19(b)

vi

Premium Cap	5.10(d)
Proceeding	8.15(a)
Producer	4.19(d)
Promissory Note	Recitals
Proposed Adjusted June 30 DBVPS	2.1(g)(iii)
Proposed Book Value Schedule	2.1(g)(i)
Prospectus	8.14
Proxy Statement	8.15(a)
Redemption Agreement	Recitals
Redemption Shares	2.1(d)
Registration Rights Agreement	Recitals
Registration Statement	3.7
Reinsurance Contracts	4.20
Reinsurance Subsidiaries	8.15(a)
Representatives	5.4(a)
S&P	4.22
SAP	8.15(a)
Sarbanes-Oxley Act	3.5(d)
SEC	3.4(a)
Securities Act	3.4(a)
Sirius	Preamble
Sirius Acquisition Proposal	5.5(c)(i)
Sirius Benefit Plan	4.13(a)
Sirius Board	4.5(b)
Sirius Capital Shares	4.3(a)
Sirius Common Shares	8.15(a)
Sirius Disclosure Letter	Article IV
Sirius Equity Awards	4.3(a)
Sirius Material Adverse Effect	Article IV
Sirius Preference Shares	4.3(a)
Sirius Reports	4.12
Sponsor	8.15(a)
Sponsor Letter	Recitals
Statutory Statements	4.7(c)
Subsidiary	8.15(a)
Surviving Company	1.1(a)
Takeover Laws	3.3(c)
Tax Return	8.15(a)
Taxes	8.15(a)
Transactions.	1.1(a)
Trust Account	3.20
Trust Agreement	3.20
Trustee	3.20
Unaudited Financial Statements	4.7(a)
Warrant Agreement	2.1
Warrant Amendment	2.1(f)
Warrant Offer Documents	5.16(a)
Warrant Tender Offer	5.16(a)
Willful Breach	8.15(a)

vii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is dated as of June 23, 2018 (this “Agreement”), by and among SIRIUS INTERNATIONAL INSURANCE GROUP, LTD., a Bermuda exempted company (“Sirius”), EASTERLY ACQUISITION CORP., a Delaware corporation (“Easterly”), and SIRIUS ACQUISITIONS HOLDING COMPANY III, a Delaware corporation and a wholly owned Subsidiary of Sirius (“Merger Sub”).

WITNESSETH:

WHEREAS, each of Sirius, Easterly and Merger Sub desire, following the satisfaction or waiver of the conditions set forth in Article VI, to effect the Merger upon the terms and conditions set forth in this Agreement whereby Merger Sub shall be merged with and into Easterly, with Easterly being the surviving entity in the Merger and the Surviving Company becoming a wholly owned subsidiary of Sirius;

WHEREAS, the Boards of Directors of each of Sirius, Easterly and Merger Sub have determined that it is advisable and in the best interests of their respective companies and shareholders or stockholders to consummate the Merger and the other Transactions on the terms and conditions set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Sirius, Sponsor and Easterly have entered into a letter agreement, dated as of the date hereof and attached hereto as Exhibit A (the “Sponsor Letter”), with respect to the treatment of the shares of Easterly Common Stock and Easterly Warrants held by Sponsor in connection with the Transactions and pursuant to which, among other things, Sponsor has agreed to vote its shares of Easterly Common Stock in favor of certain matters, including the Merger and the other Transactions;

WHEREAS, it is anticipated that, prior to filing the Registration Statement, Sirius and CM Bermuda Limited (“CMB”), a shareholder of Sirius, will enter into a redemption agreement (the “Redemption Agreement”) pursuant to which Sirius shall repurchase, at a price per share of Sirius Common Shares equal to the price per share of the Sirius Common Shares issued as part of the Merger Consideration hereunder, Sirius Common Shares for an aggregate purchase price between $120 million and $250 million, as elected by CMB, which purchase shall be contingent upon the occurrence of the Closing hereunder and which purchase price shall be funded from Sirius’ cash on hand (and not, for the avoidance of doubt, out of the funds released from the Trust Account in connection with the completion of the Merger);

WHEREAS, concurrently with the execution of this Agreement, Sirius, Easterly and CMB have entered into a letter agreement, dated as of the date hereof, pursuant to which, among other things, CMB has agreed, if Sirius elects to structure the acquisition of Easterly through a Direct Merger pursuant to Section 1.1(c), to vote its Sirius Common Shares in favor of certain matters, including the Direct Merger;

WHEREAS, concurrently with the execution of this Agreement, Sirius will make a loan to the Trust Account in an amount equal to $0.03 per month per each underlying share of Easterly Common Stock (but not to exceed $450,467.31per month in the aggregate) over the course of five calendar months commencing on July 1, 2018, through and on the terms and conditions set forth in a Promissory Note substantially in the form attached hereto as Exhibit B (the “Promissory Note”);

WHEREAS, prior to the Closing, Sirius anticipates adopting an omnibus incentive plan for employees, which plan will be described in the Registration Statement;

WHEREAS, concurrently with the consummation of the Merger, Sirius, certain stockholders of Easterly and certain shareholders of Sirius will enter into a registration rights agreement in the form attached hereto as Exhibit C (the “Registration Rights Agreement”) and each such stockholder of Easterly and shareholder of Sirius will enter into a lock-up agreement with Sirius in the form attached hereto as Exhibit D (the “Lock-Up Agreement”);

WHEREAS, following the announcement of the Merger and the other Transactions, Sirius intends to market a private placement offering of Sirius Common Shares (or securities of Sirius convertible into Sirius Common Shares), which would close concurrently with the Merger and the other Transactions (the “PIPE”);

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); that this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and that Sirius, Easterly and Merger Sub will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code; and

WHEREAS, Sirius, Easterly and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the other Transactions, and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Sirius, Easterly and Merger Sub agree as follows:

Article I

THE MERGER

Section 1.1           The Merger.

(a)           At the Effective Time, Merger Sub shall be merged with and into Easterly (the “Merger”) in accordance with the Delaware General Corporation Law (the “DGCL”) and upon the terms set forth in this Agreement, whereupon the separate existence of Merger Sub shall cease and Easterly shall continue as the surviving company (the “Surviving Company”). As a result of the Merger, the Surviving Company shall become a wholly owned Subsidiary of Sirius. The Merger and other transactions contemplated by this Agreement are referred to herein as the “Transactions.”

(b)           From and after the Effective Time, the Surviving Company shall possess all the rights, powers, and properties and be subject to all of the obligations, liabilities and duties of Easterly and Merger Sub, all as provided under the DGCL.

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(c)           Easterly, Sirius and Merger Sub agree that, if, prior to the filing of the Registration Statement or, so long as the consummation of the Transactions is not materially delayed as a result, after the filing of the Registration Statement, Sirius notifies Easterly in writing that the acquisition by Sirius of Easterly will be implemented through a merger of Easterly with and into Sirius (the “Direct Merger”), with Sirius continuing as the surviving company of such merger, then the parties shall amend this Agreement and the Ancillary Agreement and enter into such other agreements, in each case as necessary or desirable, to provide for the Direct Merger (in lieu of the Merger); provided, for the avoidance of doubt, that the Merger Consideration shall not change.

Section 1.2           Closing. The closing of the Merger (the “Closing”) shall take place at the offices of Sidley Austin LLP,  787 Seventh Avenue New York, New York 10019, at 9:00 a.m. local time, as soon as practicable (but, subject to the satisfaction or, to the extent permitted hereunder, waiver of the applicable conditions set forth in Article VI, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article VI (except for any conditions that by their nature can only be satisfied on the Closing Date, but subject to the satisfaction of such conditions or waiver by the party entitled to waive such conditions) or at such other time and place as Sirius and Easterly may agree. The date and time on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3            Effective Time.

(a)           On the Closing Date, Easterly shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required by the DGCL in connection with the Merger.

(b)           The Merger shall become effective at the time and date shown on the Certificate of Merger (such time as the Merger becomes effective being the “Effective Time”).

Section 1.4            Certificate of Incorporation and Bylaws of the Surviving Company. The Certificate of Incorporation and Bylaws of Merger Sub, each as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and Bylaws of the Surviving Company until amended in accordance with the terms thereof and applicable Law.

Section 1.5            Directors and Officers of the Surviving Company. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Company and (b) the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Company.

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Article II

EFFECT ON THE SHARE CAPITAL OR CAPITAL STOCK
OF THE CONSTITUENT ENTITIES; EXCHANGE OF CERTIFICATES

Section 2.1            Effect on Capital Stock of Easterly and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of Sirius, Easterly, Merger Sub or any holder of any shares of Easterly common stock, $0.0001 par value per share (“Easterly Common Stock”), or of a warrant to purchase shares of Easterly Common Stock issued pursuant to the Warrant Agreement (the “Warrant Agreement”), dated as of July 29, 2015, by and between Easterly and Continental Stock Transfer & Trust Company (an “Easterly Warrant”):

(a)           (i) All shares of Easterly Common Stock that are held by Easterly as treasury stock or that are owned by Easterly, Sirius, Merger Sub or any wholly owned Subsidiary of Sirius or Easterly immediately prior to the Effective Time and (ii) all Surrendered Sponsor Shares (as defined in the Sponsor Letter), shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)           Subject to Sections 2.1(a), 2.1(d), 2.2 and 2.3, each share of Easterly Common Stock issued and outstanding immediately prior to the Effective Time (other than Redemption Shares) shall be converted into the right to receive that number of (or that fraction of) validly issued, fully paid and non-assessable Sirius Common Shares equal to the Exchange Ratio (together with cash in lieu of fractional shares of Sirius Common Shares as contemplated by Section 2.3, the “Merger Consideration”). As used in this Agreement, the “Exchange Ratio” means a fraction (rounded to the nearest one thousandth) determined by dividing (i) the Estimated Easterly Cash Per Share by (ii) (x) 1.05 multiplied by (y) the Final Adjusted June 30 DBVPS, in each case as determined in accordance with this Section 2.1(b) and Section 2.1(g).

(c)           As of the Effective Time, all shares of Easterly Common Stock converted into the right to receive the Merger Consideration shall cease to be outstanding and shall cease to exist, and each holder of a certificate representing any such shares of Easterly Common Stock (an “Easterly Certificate”) or shares of Easterly Common Stock held in book entry form (“Easterly Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b), the Merger Consideration and any other amounts herein provided, upon surrender of such Easterly Certificate (in the case of any share represented by an Easterly Certificate), without interest.

(d)           Each share of Easterly Common Stock issued and outstanding immediately prior to the Effective Time with respect to which an Easterly stockholder has validly exercised its redemption rights, and that shall be redeemed at the Effective Time, as provided for in Section 9.2 of the Easterly Charter (“Redemption Shares”) shall not be entitled to receive the Merger Consideration and shall be converted into the right to receive from Easterly, in cash, an amount per share calculated in accordance with Section 9.2 of the Easterly Charter. At or as promptly as practical after the Effective Time, Easterly shall make the cash payments required under Section 9.2 of the Easterly Charter in respect of each such Redemption Share. As of the Effective Time, all such Redemption Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of an Easterly Certificate or Easterly Book-Entry Shares representing such Redemption Shares shall cease to have any rights with respect thereto, except the right to receive the cash payments from Easterly referred to in the immediately preceding sentence.

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(e)            Each share of Merger Sub common stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Company.

(f)            At the Effective Time, each Easterly Warrant that is outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Easterly Common Stock and shall be converted, at the Effective Time, into a right to acquire Sirius Common Shares (a “Converted Warrant”) on the same contractual terms and conditions as were in effect immediately prior to the Effective Time under the terms of the Warrant Agreement except as provided for in this Section 2.1(f). The number of Sirius Common Shares subject to each such Converted Warrant shall be equal to the number of shares of Easterly Common Stock subject to each such Easterly Warrant immediately prior to the Effective Time multiplied by the Exchange Ratio, and such Converted Warrant shall have an exercise price per share equal to the exercise price per share of Easterly Common Stock subject to such Easterly Warrant immediately prior to the Effective Time divided by the Exchange Ratio, in each case, pursuant to the Warrant Agreement. The parties shall cause the Warrant Agreement to be amended as of the Effective Time to the extent necessary to give effect to this Section 2.1(f), including adding Sirius as a party thereto, such assignment, assumption and amendment agreement to be substantially in the form attached hereto as Exhibit E (the “Warrant Amendment”).

(g)           Determination of Exchange Ratio.

(i)        As promptly as practicable, and in any event prior to July 30, 2018, Sirius shall prepare and deliver to Easterly its good faith calculation of the June 30 Book Value (the “Proposed Book Value Schedule”), together with such supporting documentation that Easterly may reasonably request.

(ii)       Within five (5) Business Days of the delivery of the Proposed Book Value Schedule, Easterly shall notify Sirius whether it accepts or disputes the accuracy of the Proposed Book Value Schedule. In the event that Easterly disputes the accuracy of the Proposed Book Value Schedule, Easterly shall notify Sirius in reasonable detail of those items and amounts as to which Easterly disagrees and shall set forth Easterly’s calculation of such disputed amounts (a “Dispute Notice”), and Easterly shall be deemed to have agreed with all other items and amounts contained in the Proposed Book Value Schedule not so disputed. In the event that Easterly notifies Sirius that it accepts the Proposed Book Value Schedule or does not deliver a Dispute Notice to Sirius during such five (5) Business Day period, Easterly, on behalf of itself and all holders of Easterly Common Stock, shall be deemed to have accepted the accuracy of the Proposed Book Value Schedule, and the calculations of the June 30 Book Value set forth therein shall be final, conclusive and binding upon the parties (such amount, the “Final June 30 Book Value”).

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(iii)      At least two (2) Business Days prior to the Closing Date (or such other time as may be mutually agreed between Sirius and Easterly), Sirius shall prepare and deliver to Easterly its good faith calculation of the Adjusted June 30 DBVPS (the “Proposed Adjusted June 30 DBVPS”), together with such supporting documentation that Easterly may reasonably request.

(iv)     Within two (2) Business Days of the delivery of the Proposed Adjusted June 30 DBVPS, Easterly shall notify Sirius whether it accepts or disputes the accuracy of the Proposed Adjusted June 30 DBVPS. In the event that Easterly disputes the accuracy of the Proposed Adjusted June 30 DBVPS, Easterly shall provide Sirius with a Dispute Notice, and Easterly shall be deemed to have agreed with all other items and amounts contained in the Proposed Adjusted June 30 DBVPS not so disputed. In the event that Easterly notifies Sirius that it accepts the Proposed Adjusted June 30 DBVPS or does not deliver a Dispute Notice to Sirius during such two (2) Business Day period, Easterly, on behalf of itself and all holders of Easterly Common Stock, shall be deemed to have accepted the accuracy of the Proposed Adjusted June 30 DBVPS, and the calculations of the Adjusted June 30 DBVPS set forth therein shall be final, conclusive and binding upon the parties (such amount, the “Final Adjusted June 30 DBVPS”).

(v)      If a Dispute Notice shall be timely delivered by Easterly pursuant to Section 2.1(g)(ii) or Section 2.1(g)(iv) above, then Sirius and Easterly shall forthwith jointly request that a mutually agreed upon nationally recognized registered independent public accounting firm or a nationally recognized independent valuation expert (in either case, the “Independent Firm”), make a binding determination only as to the items set forth in the Dispute Notice, in accordance with the terms of this Agreement. The Independent Firm will, under the terms of its engagement, be required to render its written decision with respect to such disputed items and amounts within four (4) Business Days from the date of referral. The Independent Firm shall consider only those items or amounts in the Proposed Book Value Schedule or the Proposed Adjusted June 30 DBVPS, as applicable, as to which Easterly and Sirius are in disagreement. The Independent Firm shall deliver to Easterly and Sirius a written report setting forth its adjustments, if any, to the Proposed Book Value Schedule or the Proposed Adjusted June 30 DBVPS, as applicable, based on the Independent Firm’s determination with respect to the disputed items and amounts in accordance with this Agreement, and such report shall include the calculations supporting such adjustments; provided, that for each item as to which Easterly and Sirius are in disagreement, the Independent Firm shall assign a value for each such item no greater than the higher amount, and no less than the lower amount, calculated or proposed by Easterly or Sirius with respect to such item, as the case may be. Such report shall be final, conclusive and binding on the parties and shall constitute the Final June 30 Book Value or the Final Adjusted June 30 DBVPS, as applicable, and neither party nor any of their respective Affiliates, stockholders or Representatives may seek recourse to any courts, other tribunals or otherwise, other than to enforce the determination of the Independent Firm. The fees and expenses of the Independent Firm for purposes of this Section 2.1(g) shall be borne equally by the parties.

(vi)     At least two (2) Business Days prior to the Closing Date (or such other time as may be mutually agreed between Sirius and Easterly), Easterly shall notify Sirius in writing of its good faith calculation of the Easterly Closing Outstanding Shares and the Estimated Easterly Cash Per Share, in each case as of immediately prior to the Effective Time, together with such supporting documentation that Sirius may reasonably request. Using such amounts and the Adjusted June 30 DBVPS as finally determined pursuant to this Section 2.1(g), Sirius shall then calculate the final Exchange Ratio.

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Section 2.2           Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, and subject to the terms of this Agreement, the issued Sirius Common Shares or the outstanding shares of Easterly Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, share or stock split (including a reverse share or stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction (for the avoidance of doubt, excluding the exercise of redemption rights by Easterly stockholders pursuant to Section 9.2 of the Easterly Charter), or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration, the Exchange Ratio, and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Easterly Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.3           Fractional Shares.

(a)           Notwithstanding any other provision of this Agreement, no fractional shares of Sirius Common Shares shall be issued upon the conversion of Easterly Common Stock in the Merger, but in lieu thereof each holder of shares of Easterly Common Stock otherwise entitled to a fractional Sirius Common Share (after taking into account all Easterly Certificates and Easterly Book-Entry Shares delivered by such holder pursuant to Section 2.4) will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.3, a cash payment, without interest, in lieu of such fractional Sirius Common Share representing such holder’s proportionate interest, if any, in the net proceeds from the sale by the Exchange Agent in one or more transactions of Sirius Common Shares equal to the excess of (i) the aggregate number of Sirius Common Shares to be delivered to the Exchange Agent by Sirius pursuant to Section 2.4(a) over (ii) the aggregate number of whole Sirius Common Shares to be distributed to the holders of Easterly Common Stock pursuant to Section 2.4(b) (such excess, the “Excess Shares”). The parties acknowledge that payment of the cash consideration in lieu of issuing fractional Sirius Common Shares is not separately “bargained-for consideration” but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Sirius that would otherwise be caused by the issuance of fractional Sirius Common Shares. As soon as reasonably practicable after the Effective Time, the Exchange Agent, as agent for the former holders of Easterly Common Stock that would otherwise receive fractional Sirius Common Shares, shall sell the Excess Shares at then-prevailing prices on the NASDAQ in the manner provided herein.

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(b)          The sale of the Excess Shares by the Exchange Agent, as agent for the former holders of Easterly Common Stock that would otherwise receive fractional Sirius Common Shares, shall be executed on the NASDAQ through one or more member firms of the NASDAQ and shall be executed in round lots to the extent practicable. The net proceeds of any such sale or sales of Excess Shares to be distributed to the former holders of Easterly Common Stock shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. Until the net proceeds of such sale or sales have been distributed to the former holders of Easterly Common Stock, the Exchange Agent shall hold such net proceeds in trust for such holders that would otherwise receive fractional Sirius Common Shares (the “Common Shares Trust”). The Exchange Agent shall determine the portion of the Common Shares Trust to which each former holder of Easterly Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such former holder of Easterly Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all former holders of Easterly Common Stock would otherwise be entitled.

(c)           As soon as reasonably practicable after the determination of the amount of cash, if any, to be paid to former holders of Easterly Common Stock in lieu of any fractional Sirius Common Shares, the Exchange Agent shall make available such amounts to such holders of Easterly Common Stock without interest, subject to and in accordance with Section 2.4.

Section 2.4           Exchange of Certificates.

(a)           Prior to the Effective Time, Sirius shall deposit with a nationally recognized financial institution designated by Sirius and reasonably acceptable to Easterly (the “Exchange Agent”), for the benefit of the holders of shares of Easterly Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, subject to Section 2.4(b)(ii), certificates or evidence of book-entry shares representing the full number of Sirius Common Shares issuable pursuant to Section 2.1 in exchange for outstanding shares of Easterly Common Stock (including any fractional shares that would be issuable but for Section 2.3, rounded to the nearest whole share). Sirius shall, after the Effective Time on the appropriate payment date, if applicable, provide or cause to be provided to the Exchange Agent any dividends or other distributions payable on such Sirius Common Shares pursuant to Section 2.4(c) (such Sirius Common Shares provided to the Exchange Agent, together with any dividends or other distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Sirius shall cause the Exchange Agent to deliver the Sirius Common Shares and cash contemplated to be issued pursuant to Section 2.1 or Section 2.3 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

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(b)           Exchange Procedures.

(i)           Certificates. Sirius shall instruct the Exchange Agent to mail, as soon as reasonably practicable after the Effective Time, to each holder of record of an Easterly Certificate whose shares were converted into the right to receive the Merger Consideration (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Easterly Certificates shall pass, only upon delivery of the Easterly Certificates to the Exchange Agent and shall be in customary form and have such other provisions as are reasonably satisfactory to both of Easterly and Sirius) and (B) instructions for use in effecting the surrender of the Easterly Certificates in exchange for the Merger Consideration. Upon surrender of an Easterly Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Sirius, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Easterly Certificate shall be entitled to receive in exchange therefor, and Sirius shall cause the Exchange Agent to pay and deliver in exchange therefor as promptly as practicable (1) the number of whole Sirius Common Shares (which shall be in non-certificated book entry form unless determined otherwise by Sirius) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 2.1(b) (after taking into account all shares then held by such holder), (2) any dividends or other distributions payable pursuant to Section 2.4(c)(i) and (3) cash in lieu of fractional shares of Sirius Common Shares payable pursuant to Section 2.3, and the Easterly Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Easterly Common Stock that is not registered in the transfer records of Easterly, payment may be made and shares may be issued to a Person other than the Person in whose name the Easterly Certificate so surrendered is registered, if such Easterly Certificate or instrument of transfer shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Easterly Certificate or establish to the satisfaction of Sirius that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each Easterly Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration into which the shares of Easterly Common Stock theretofore represented by such Easterly Certificate have been converted pursuant to Section 2.1(b), dividends or other distributions payable pursuant to Section 2.4(c)(i) and cash in lieu of any fractional shares payable pursuant to Section 2.3. No interest shall be paid or accrue on any cash payable upon surrender of any Easterly Certificate.

(ii)          Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Easterly Book-Entry Shares shall not be required to deliver an Easterly Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Easterly Book-Entry Shares whose shares of Easterly Common Stock were converted into the right to receive the Merger Consideration and any dividends or other distributions payable pursuant to Section 2.4(c)(ii) shall automatically upon the Effective Time (or, at any later time at which such Easterly Book-Entry shall be so converted) be entitled to receive, and Sirius shall cause the Exchange Agent to pay and deliver as promptly as practicable after the Effective Time, in respect of each share of Easterly Common Stock (A) the number of Sirius Common Shares (which shall be in uncertificated book-entry form unless otherwise determined by Sirius) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to this Section 2.4(b), (B) any dividends or distributions payable pursuant to Section 2.4(c)(ii) and (C) cash in lieu of any fractional shares payable pursuant to Section 2.3, and the Easterly Book-Entry Shares of such holder, as applicable, shall forthwith be canceled.

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(c)           Distributions with Respect to Unexchanged Shares.

(i)           Certificates. No dividends or other distributions with respect to Sirius Common Shares with a record date after the Effective Time shall be paid to the holder of any certificate formerly representing Easterly Common Stock, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.3, until the surrender of such Easterly Certificate in accordance with this Article II. Subject to applicable Law, following surrender of any such Easterly Certificate, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, there shall be paid to the holder of Sirius Common Shares issued in exchange therefor, without interest, (A) at the time of such surrender, the amount of any cash payable in lieu of a fractional Sirius Common Share to which such holder is entitled pursuant to Section 2.3 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Sirius Common Shares to which such holder is entitled and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole Sirius Common Shares.

(ii)          Book-Entry Shares. Holders of Easterly Book-Entry Shares who are entitled to receive Sirius Common Shares under this Article II shall be paid (A) at the time of payment and delivery of such Sirius Common Shares by the Exchange Agent under Section 2.4(b), the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Sirius Common Shares to which such holder is entitled, and the amount of any cash payable in lieu of a fractional Sirius Common Share to which such holder is entitled pursuant to Section 2.3 and (B) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time, but prior to the time of such payment and delivery by the Exchange Agent under Section 2.4(b) and a payment date subsequent to the time of such payment and delivery by the Exchange Agent under Section 2.4(b) payable with respect to such Sirius Common Shares.

(d)          The Merger Consideration issued (and paid) in accordance with the terms of this Article II upon the surrender of the Easterly Certificates (or, automatically, in the case of the Easterly Book-Entry Shares) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to such shares of Easterly Common Stock (other than the right to receive the payments and deliveries contemplated by this Article II). After the Effective Time there shall be no further registration of transfers on the stock or share transfer books of the Surviving Company of shares of Easterly Common Stock outstanding that were in issue immediately prior to the Effective Time. If, after the Effective Time, any Easterly Certificates formerly representing shares of Easterly Common Stock are presented to the Surviving Company or the Exchange Agent, for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e)          Any portion of the Exchange Fund that remains undistributed to the holders of Easterly Common Stock for six (6) months after the Effective Time shall be delivered to Sirius, upon demand, and any holder of Easterly Common Stock who has not theretofore complied with this Article II shall thereafter look only to Sirius for payment of its claim for the Merger Consideration and any dividends or distributions with respect to Sirius Common Shares as contemplated by Section 2.4(c).

(f)           None of Sirius, Merger Sub, Easterly or the Exchange Agent shall be liable to any Person in respect of any Sirius Common Shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund (including any amounts delivered to Sirius in accordance with Section 2.4(e)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

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(g)          In the event any Easterly Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Easterly Certificate to be lost, stolen or destroyed and, to the extent required by Sirius, the posting by such Person of a bond in reasonable amount as indemnity against any claim that may be made against it with respect to such Easterly Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Easterly Certificate the Sirius Common Shares and the cash, unpaid dividends or other distributions that would be payable or deliverable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Easterly Certificate been surrendered as provided in this Article II.

(h)           The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Sirius. Any interest and other income resulting from such investments shall be paid to Sirius.

(i)            Each of Sirius, Easterly and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Easterly Common Stock pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign Tax Law. Any amount properly deducted or withheld pursuant to this Section 2.4(i) shall be treated as having been paid to the holder of Easterly Common Stock in respect of which such deduction or withholding was made. In the case of any amounts properly withheld from any payments not consisting entirely of cash, Sirius and the Exchange Agent, as applicable, shall be treated as though it withheld an appropriate amount of Sirius Common Shares otherwise payable pursuant to this Agreement to any holder of Easterly Common Stock, sold such Sirius Common Shares for an amount of cash equal to its fair market value at the time of such deemed sale and paid such cash proceeds to the holder of Easterly Common Stock in respect of which such deduction or withholding was made. Each of Sirius, Easterly and the Exchange Agent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

Section 2.5           Further Assurances. At and after the Effective Time, the officers and directors of Sirius and the Surviving Company, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Sirius, Easterly, the Surviving Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Sirius, Easterly, the Surviving Company or Merger Sub, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Sirius or the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Sirius or the Surviving Company, as applicable, as a result of, or in connection with, the Transactions, including the Merger.

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Article III

REPRESENTATIONS AND WARRANTIES OF EASTERLY

The following representations and warranties by Easterly are qualified in their entirety by reference to the disclosures set forth in (a) the disclosure letter delivered by Easterly to Sirius simultaneously with the execution of this Agreement (the “Easterly Disclosure Letter”) and (b) the Easterly SEC Documents filed with the SEC after April 29, 2015 and prior to the date hereof (other than disclosures in the “Risk Factors” or “Forward Looking Statements” sections of any Easterly SEC Documents or any other similar disclosure in any Easterly SEC Documents to the extent that such disclosure is predictive or forward-looking in nature). Each disclosure set forth in the Easterly Disclosure Letter shall qualify the Section to which it corresponds; provided that (i) disclosure in any Section of such Easterly Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of the Easterly Disclosure Letter that such disclosure is applicable to such other Section notwithstanding the omission of a reference or cross reference thereto and (ii) the mere inclusion of an item in such Easterly Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on Easterly (an “Easterly Material Adverse Effect”). Subject to the foregoing, Easterly represents and warrants to Sirius and Merger Sub as follows:

Section 3.1           Corporate Organization. Easterly is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Easterly is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have an Easterly Material Adverse Effect. The copies of the amended and restated certificate of incorporation, as amended (the “Easterly Charter”), and bylaws (the “Easterly Bylaws”) of Easterly, as most recently filed with the Easterly SEC Documents prior to the date of this Agreement, are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 3.2           Capitalization.

(a)          The authorized capital stock of Easterly consists of 100,000,000 shares of Easterly Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (the “Easterly Preferred Stock,” and together with Easterly Common Stock, the “Easterly Capital Stock”). As of the date of this Agreement, there were 20,015,577 shares of Easterly Common Stock issued and outstanding and no shares of Easterly Preferred Stock issued and outstanding, 16,750,000 shares of Easterly Common Stock issuable upon the exercise of outstanding Easterly Warrants and 922,000 Easterly Warrants issuable upon conversion of the Convertible Promissory Note. Except as set forth in the preceding sentence, no shares of capital stock or other equity securities of Easterly are issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Easterly Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights.

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(b)           Section 3.2(b) of the Easterly Disclosure Letter sets forth the number of issued and outstanding Easterly Warrants, the exercise prices with respect thereto and the number of shares of Easterly Common Stock into which such Easterly Warrants are exercisable. No Easterly Warrants are exercisable until after the consummation of a Business Combination as set forth in the Warrant Agreement. Except (i) as set forth in this Section 3.2(b), (ii) as described in Section 3.2(b) of the Easterly Disclosure Letter and (iii) for rights of holders of Easterly Common Stock to redeem their shares of Easterly Common Stock into cash held in the Trust Account pursuant to the Easterly Charter, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Easterly is a party or by which it is bound obligating Easterly to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of Easterly Common Stock or any other equity interests of Easterly or other voting securities of Easterly or obligating Easterly to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking or to redeem, purchase or otherwise acquire any of the foregoing, and Easterly has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of Easterly or the value of Easterly Common Stock or any other equity interests of Easterly. There are no contractual obligations of Easterly pursuant to which Easterly could be required to register shares of Easterly Capital Stock or other securities under the Securities Act. There are no bonds, debentures, notes or other Indebtedness of Easterly having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which stockholders of Easterly may vote. Easterly is not a party to any voting Contract with respect to the voting of any of its securities.

(c)           Except for Solaris Merger Sub Inc., a Delaware corporation that has not engaged in any business activities or incurred any liabilities or obligations, Easterly does not have any Subsidiaries and does not own, directly or indirectly, any capital stock, membership, interest, partnership interest, joint venture interest or other interest in any Person.

Section 3.3           Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)           Easterly has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement, as applicable, to perform and comply with each of its obligations under this Agreement and each Ancillary Agreement, as applicable, and, subject to the receipt of Easterly Stockholder Approval, to consummate the Transactions applicable to Easterly, including the Merger. The execution and delivery by Easterly of this Agreement and each Ancillary Agreement, as applicable, the performance and compliance by Easterly with each of its obligations herein and therein and the consummation by Easterly of the Transactions applicable to Easterly have been duly authorized by all necessary corporate action on the part of Easterly, subject, in the case of the Merger, to receipt of the Easterly Stockholder Approval. Easterly has duly executed and delivered this Agreement and each Ancillary Agreement, as applicable, and, assuming the due authorization, execution and delivery by Sirius and Merger Sub of this Agreement and each Ancillary Agreement (and by any other parties thereto), as applicable, this Agreement and each Ancillary Agreement, as applicable, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

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(b)           The Board of Directors of Easterly (the “Easterly Board”), at a meeting duly called and held, unanimously adopted resolutions (i) approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Agreement, the Merger and the other Transactions constitute a Business Combination and are fair to, and in the best interests of, Easterly and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Easterly for adoption, (iv) recommending that its stockholders adopt this Agreement and approve the Merger (the “Easterly Recommendation”) and (v) declaring that this Agreement is advisable. Such resolutions have not been subsequently rescinded, withdrawn or modified by the Easterly Board prior to the date hereof.

(c)           Assuming that on the date of this Agreement neither Sirius nor any of its “affiliates” or “associates” is an “interested stockholder” of Easterly (each term, as defined in DGCL Section 203), such resolutions are sufficient to render inapplicable to this Agreement and the Merger the restrictions of Section 203 of the DGCL. No other “business combination,” “control share acquisition,” “fair price,” “moratorium” or other anti-takeover Laws (collectively, “Takeover Laws”) apply to this Agreement or the Merger.

Section 3.4           Consents and Approvals; No Conflicts.

(a)           Except for (i) the filing with the Securities and Exchange Commission (the “SEC”) of the preliminary Proxy Statement, the Proxy Statement and the Registration Statement, (ii) the filing of the Certificate of Merger with the Secretary of State pursuant to the DGCL, (iii) the Easterly Stockholder Approval, (iv) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of, (A) the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), (B) the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), (C) notice pursuant to the rules and regulations of the NASDAQ and (D) the Bermuda Monetary Authority, if applicable, and (v) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity (as defined below), the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, an Easterly Material Adverse Effect, no Consents of, or Filings with, any federal, state, or local court, administrative or regulatory agency or commission or other governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”) are necessary for the consummation by Easterly of the Transactions.

(b)           Neither the execution and delivery of this Agreement or the Ancillary Agreements by Easterly nor the consummation by Easterly of the Transactions, nor compliance by Easterly with any of the terms or provisions hereof or thereof, will (i) conflict with or violate any provision of the Easterly Charter or Easterly Bylaws or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4(a) and the Easterly Stockholder Approval are duly obtained in accordance with the DGCL, (A) violate any (1) Law or (2) Order, in either case, applicable to Easterly or any of its properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Easterly under, any of the terms, conditions or provisions of any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation (each, including all amendments thereto, a “Contract”) to which Easterly is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, an Easterly Material Adverse Effect.

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Section 3.5           SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)           Easterly has filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Easterly with the SEC under the Securities Act or the Exchange Act since April 29, 2015, together with any exhibits, amendments, restatements or supplements thereto, and will file or furnish all forms, reports, schedules, statements, registration statements, prospectuses and other documents, together with any exhibits, amendments, restatements or supplements thereto, required to be filed or furnished, as applicable, by it subsequent to the date hereof through and including the Closing Date, with the SEC (the “Easterly SEC Documents”).

(b)          As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Easterly SEC Document complied in all material respects with the requirements of all applicable Laws, including the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, and the rules and regulations thereunder, as the case may be, applicable to such Easterly SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)           The consolidated financial statements of Easterly included in the Easterly SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews and other reports issued by Easterly’s accountants with respect thereto (the “Easterly SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Easterly SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Easterly (on a consolidated basis) as of the respective dates of and for the periods referred to in the Easterly SEC Financial Statements, and were prepared in accordance with GAAP (except as otherwise noted therein) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Easterly SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes. The books and records of Easterly are accurate and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect in all material respects all of the transactions and actions therein described and the Easterly SEC Financial Statements have been prepared, in all material respects, in accordance with such books and records. At the Closing, all such books and records will be in the possession of Easterly. No financial statements of any Person other than Easterly are required by GAAP to be included in the consolidated financial statements of Easterly.

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(d)           Easterly is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)           Easterly has made available to Sirius true and complete copies of all written comment letters from the staff of the SEC received since April 29, 2015 relating to the Easterly SEC Documents and all written responses of Easterly thereto, which are otherwise publicly available on the SEC’s EDGAR system. There are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Easterly SEC Documents and none of the Easterly SEC Documents is the subject of ongoing SEC review. There are no internal investigations, any SEC inquiries or investigations or other governmental inquiries or investigations pending regarding any accounting practices of Easterly.

(f)           Easterly has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. Easterly’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Easterly in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Easterly’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Easterly’s management has completed an assessment of the effectiveness of Easterly’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Easterly SEC Document, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based on Easterly’s management’s most recently completed evaluation of Easterly’s internal control over financial reporting, (i) Easterly had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Easterly’s ability to record, process, summarize and report financial information and (ii) Easterly does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Easterly’s internal control over financial reporting.

(g)           Easterly does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the most recent balance sheet included in the Easterly SEC Financial Statements or the notes thereto filed with the SEC prior to the date hereof, and (ii) for liabilities and obligations arising out of or in connection with this Agreement, the Merger or the other Transactions and disclosed prior to the date hereof to Sirius.

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Section 3.6           Absence of Certain Changes or Events. Since April 29, 2015, (a) Easterly has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have an Easterly Material Adverse Effect.

Section 3.7           Information Supplied. None of the information supplied or to be supplied by Easterly for inclusion or incorporation by reference in (a) the registration statement on Form F-4 or Form S-4 (as elected by Sirius) to be filed with the SEC by Sirius in connection with the Merger (the “Registration Statement”) will, at the time the Registration Statement is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Proxy Statement will, at the date it or any amendment or supplement thereto is filed with the SEC or mailed to holders of the shares of Easterly Common Stock or at the time of the Easterly Stockholders Meeting contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or (c) the Warrant Offer Documents will, at the date they or any amendments or supplements thereto are filed with the SEC or mailed to holders of the Easterly Warrants or at the time of the closing of the Warrant Tender Offer contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except, in each case, that no representation or warranty is made by Easterly to such portions thereof that relate expressly to Sirius, Merger Sub or any of their Subsidiaries or to statements made or incorporated by reference therein based on information supplied by or on behalf of Sirius or Merger Sub for inclusion or incorporation by reference therein).

Section 3.8           Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Easterly, threatened against Easterly or any of its assets, rights or properties or any of the officers or directors of Easterly, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Easterly Material Adverse Effect. Neither Easterly nor any of its properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Easterly Material Adverse Effect.

Section 3.9           Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, an Easterly Material Adverse Effect, (a) Easterly is in compliance and has been in compliance with all Laws and Orders applicable to Easterly or any of its properties, rights or assets, and (b) Easterly has not received any written communication during the past year from a Governmental Entity that alleges that Easterly is not in compliance with any Law. Easterly holds, and has at all times held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of its business and ownership of its properties, rights and assets under and pursuant to each (and has paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have an Easterly Material Adverse Effect.

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Section 3.10         No Employees or Benefit Plans.

(a)           Neither Easterly nor any ERISA Affiliates (as defined below) employs any individual as an employee or consultant or sponsors or maintains any Easterly Benefit Plan (as defined in the next sentence). For purposes hereof, “Easterly Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each stock grant, stock purchase, stock option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Easterly or any of its ERISA Affiliates, or to which Easterly or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Easterly (including their dependents or beneficiaries) or with respect to which Easterly or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(b)           Except as otherwise contemplated under this Agreement or pursuant to the terms of the Easterly Benefit Plans which are included in the Easterly SEC Documents as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any (A) increase in (for any executive officer or director), or (B) material increase in (for any non-executive officer employee), any compensation to any present or former executive officer, director or non-executive officer employee, respectively, of Easterly or (ii) the entitlement of any present or former executive officer or director of Easterly to severance or termination pay or benefits, or of any present or former non-executive officer employee of Easterly to material severance or termination pay or benefits.

Section 3.11         Properties. Except as set forth in Section 3.11 of the Easterly Disclosure Letter, Easterly does not own or lease any real property or personal property. Except as set forth in Section 3.11 of the Easterly Disclosure Letter, there are no options or other Contracts under which Easterly has a right or obligation to acquire or lease any interest in real property or personal property. Easterly has good and valid title to, or a valid leasehold in, all of its property or assets, free and clear of any Liens, other than Permitted Liens.

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Section 3.12         Taxes. Easterly has timely filed (taking into account all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Easterly is not the beneficiary of any extension of time within which to file any material Tax Return. All material amounts of Taxes (whether or not shown on any Tax Returns) that Easterly may be liable for have been fully and timely paid. Easterly has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party. Easterly has not granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect. No deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Easterly. There are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Easterly or the assets of Easterly. Easterly has not been informed in writing by any jurisdiction in which it has not filed Tax Returns that the jurisdiction believes that Easterly is or may be required to file any Tax Return that was not filed or may be subject to taxation in that jurisdiction. Easterly has provided Sirius true, correct, and complete copies of any, and requests for any, private letter ruling, closing agreements or gain recognition agreements and similar agreements with respect to Taxes of Easterly. There are no Liens for Taxes (except property Taxes not yet due and payable) on any of the assets of Easterly. Easterly is not a party to or bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than any customary Tax indemnification provisions in commercial agreements or arrangements entered into in the ordinary course of business that are not primarily related to Taxes). Easterly (a) has not been a member of an affiliated group filing a consolidated federal income Tax Return and (b) has no liability for the Taxes of any Person (other than Easterly) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise. Easterly has not been a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code. Easterly has not participated in a “Reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b) (or any similar provision of state, local or foreign Law). At no time has Easterly been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code. Easterly will not be required to include any material item of income in, or to exclude any material item of deduction from, taxable income in any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting, (ii) closing agreement, (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law), (iv) installment sale, election under Section 108(i) or 965(h) of the Code, or open transaction disposition made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date. Easterly is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(b) of the Code. Easterly has never been a United States shareholder (within the meaning of Section 951 of the Code) in any foreign corporation. For income Tax purposes, Easterly has always been treated as the sole owner of the assets of the Trust Account. Since the date of the Easterly SEC Financial Statements that were last made available to Sirius before the date hereof, Easterly has not incurred any Tax liability, engaged in any transaction or taken any other action, other than in the ordinary course of business. For purposes of the representations in this Section 3.12, materiality shall be determined by reference to the assets of Easterly.

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Section 3.13         Material Contracts.

(a)           Section 3.13 of the Easterly Disclosure Letter contains a complete and accurate list of all Material Contracts to which Easterly is a party in effect as of the date of this Agreement. Each such Material Contract has been delivered to, or made available for review by, Sirius and is a true and correct copy of such Material Contract (including all amendments thereto).

(b)           (i) There is no breach or violation of or default by Easterly under any of such Material Contracts, except such breaches, violations and defaults as have been waived, and (ii) no event has occurred with respect to Easterly or, to the Knowledge of Easterly, with respect to a third party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (i) and (ii) above, as would not, individually or in the aggregate, reasonably be expected to have an Easterly Material Adverse Effect.

(c)           Other than this Agreement, Easterly is not a party to any Contract providing for a Business Combination and each Contract to which Easterly was a party providing for a Business Combination has been terminated and is of no further force and effect.

Section 3.14         Intellectual Property. Except for its corporate name, Easterly does not own, license or otherwise have any right, title or interest in any Intellectual Property.

Section 3.15         Indebtedness. Except for the Convertible Promissory Note, Easterly does not have any Indebtedness.

Section 3.16         Broker’s Fees. Except for the fees of Citigroup Global Markets Inc., which have previously been disclosed to Sirius, neither Easterly nor any of its officers or directors on behalf of Easterly has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 3.17         Investment Company Act. Easterly is not and has not been an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 3.18         Stockholder Vote and Warrant Amendment. The only vote of the holders of any class or series of Easterly Capital Stock necessary to approve this Agreement, the Merger and the other Transactions contemplated hereby and thereby is the adoption of this Agreement by the holders of a majority of the shares of Easterly Common Stock outstanding and entitled to vote thereon (the “Easterly Stockholder Approval”). The approval of the holders of the Easterly Warrants is not required to enter into the Warrant Amendment.

Section 3.19         Affiliate Transactions. Except as set forth in Section 3.19 of the Easterly Disclosure Letter, there have been no transactions, agreements, arrangements or understandings between Easterly, on the one hand, and any Affiliates of Easterly or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act and that have not been so disclosed in the Easterly SEC Documents.

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Section 3.20         Trust Account. The Amended and Restated Investment Trust Agreement (the “Trust Agreement”) by and between Easterly and Continental Stock Transfer & Trust Company (the “Trustee”), dated as of as of October 13, 2015 and as amended by Amendment No. 1 to the Trust Agreement, dated as of August 1, 2017, Amendment No. 2 to the Trust Agreement, dated as of December 14, 2017, and Amendment No. 3 to the Trust Agreement, dated as of March 29, 2018, is valid, binding and in full force and effect and enforceable in accordance with its terms and has not been further amended or modified. There are no separate agreements, side letters, or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Easterly SEC Documents to be inaccurate in any material respect or that would entitle any Person to any portion of the cash proceeds of the initial public offering of Easterly (the “IPO”) and private placements of its securities, substantially all of which proceeds have been deposited by the Trustee in a trust account (the “Trust Account”) pursuant to the Trust Agreement for the benefit of Easterly, certain of its stockholders and the underwriters of its IPO. As of the date of this Agreement, the Trust Account consists of no less than $154,000,000 held in cash. In accordance with the Trust Agreement, the Trust Account may be invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less, or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act. Prior to the Closing, none of the funds held in the Trust Account may be released except (i) to pay income and franchise Taxes from any interest income earned in the Trust Account and (ii) to redeem shares of the Easterly Common Stock in accordance with the provisions of the Easterly Charter in connection with the Easterly Stockholder Meeting and the special meeting of Easterly stockholders to approve an amendment to the Easterly Charter to extend the date by which Easterly must consummate a Business Combination until November 30, 2018 and a related amendment to the Trust Agreement (the “Extension Amendments”).

Section 3.21         No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III or in any Ancillary Agreement, neither Easterly nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (i) Easterly, any of its businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Easterly or (ii) the accuracy or completeness of any documentation, forecasts, projections, estimates or other information provided by Easterly, any Affiliate of Easterly or any Person acting on any of their behalf to Sirius, any Affiliate of Sirius or any Person acting on any of their behalf.

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Article IV

REPRESENTATIONS AND WARRANTIES OF
SIRIUS AND MERGER SUB

The following representations and warranties by Sirius and Merger Sub are qualified in their entirety by reference to the disclosures set forth in the disclosure letter delivered by Sirius to Easterly simultaneously with the execution of this Agreement (the “Sirius Disclosure Letter”). Each disclosure set forth in the Sirius Disclosure Letter shall qualify the Section to which it corresponds; provided, that (i) disclosure in any Section of the Sirius Disclosure Letter shall be deemed to be disclosed with respect to any other Section of this Agreement to the extent that it is reasonably apparent on the face of the Sirius Disclosure Letter that such disclosure is applicable to such other Section notwithstanding the omission of a reference or cross-reference thereto and (ii) the mere inclusion of an item in the Sirius Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have a Material Adverse Effect on Sirius and its Subsidiaries (a “Sirius Material Adverse Effect”). Subject to the foregoing, Sirius and Merger Sub jointly and severally represent and warrant to Easterly as follows:

Section 4.1           Corporate Organization. Each of Sirius and its Subsidiaries, including Merger Sub, is a company or other entity duly incorporated or organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Sirius and its Subsidiaries, including Merger Sub, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, individually or in the aggregate, reasonably be expected to have a Sirius Material Adverse Effect. The copies of the certificate of incorporation, memorandum of association and bye-laws or equivalent constitutional documents of Sirius and Merger Sub have been furnished to Easterly, and are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2           Capitalization of Merger Sub.

(a)           Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters related thereto.

(b)           The authorized share capital of Merger Sub consists of 1,000 shares of common stock, $1.00 par value per share, all of which have been duly authorized and validly issued, are fully paid and nonassessable and are owned directly by Sirius free and clear of any Liens.

Section 4.3           Sirius Capitalization.

(a)           The authorized share capital of Sirius consists of 500,000,000 Sirius Common Shares; and 100,000,000 preference shares of par value U.S.$0.01 each, of which 150,000 have been designated as Series A Preference Shares (“Sirius Preference Shares,” together with the Sirius Common Shares and Sirius Preference Shares, the “Sirius Capital Shares”). As of the date of this Agreement there are (i) 120,000,000 Sirius Common Shares issued and outstanding, (ii) 100,000 Series Preference Shares issued and outstanding, (iii) Sirius Common Shares reserved for issuance upon the settlement of outstanding rights to receive Sirius Common Shares under the Sirius Long-Term Incentive Plan (assuming maximum performance with respect to outstanding rights to receive Sirius Common Shares subject to performance-based vesting conditions) (“Sirius Equity Awards”), as further described in Section 4.3(a) of the Sirius Disclosure Letter, and (iv) Sirius Common Shares reserved for issuance upon conversion of the Sirius Preference Shares, as further described in Section 4.3(a) of the Sirius Disclosure Letter. Except as set forth in the preceding sentence, and for Sirius Common Shares issued in connection with the exercise or settlement of outstanding Sirius Equity Awards, and Sirius Equity Awards issued after the date of this Agreement, no shares or other equity securities of Sirius are issued or reserved for issuance as of the date of this Agreement. All of the issued Sirius Common Shares have been duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights.

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(b)           Except as set forth in Section 4.3(a), this Section 4.3(b) or in Section 4.3(a) of the Sirius Disclosure Letter and Sirius Equity Awards issued after the date of this Agreement, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Sirius is a party, or by which Sirius is bound, obligating Sirius to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares or other voting securities of Sirius or obligating Sirius to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking, or to redeem, purchase or otherwise acquire any of the foregoing, except for acquisitions or deemed acquisitions of Sirius Common Shares or other equity securities of Sirius in connection with the exercise or vesting of Sirius Equity Awards and required tax withholding in connection therewith. As of the date of this Agreement, there are no bonds, debentures, notes or other Indebtedness of Sirius having the right to vote (or convertible into, or exchange for, securities having the right to vote) on any matters on which shareholders of Sirius may vote.

(c)           Sirius owns, directly or indirectly, all of the issued shares of each of its Subsidiaries, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 4.3(c) of the Sirius Disclosure Letter, neither Sirius nor any of its Subsidiaries is a party to any voting Contract with respect to the voting of any of its securities.

(d)           Upon issuance, all Sirius Common Shares issued pursuant to Article II or upon exercise of the Converted Warrants shall be duly authorized and validly issued and free of preemptive rights.

Section 4.4           Sirius Subsidiaries. As of Closing, each Sirius Subsidiary will be duly organized, validly existing and, to the extent applicable, in good standing under the Laws of its jurisdiction of its organization, and will have all organizational power and authority to own, operate, lease and otherwise hold its assets and to carry on its business as it is now being conducted, and will be duly licensed or qualified to do business in each other jurisdiction in which it owns, operates, leases or otherwise holds assets, or conducts any business, so as to require such qualification, except where the lack of such power, authority, authorization, license or qualification would not, individually or in the aggregate, have a Sirius Material Adverse Effect.

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Section 4.5           Authority; Execution and Delivery; Enforceability.

(a)           Each of Sirius and Merger Sub has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, to perform and comply with each of its obligations under this Agreement and the Ancillary Agreements, as applicable, and, to consummate the Transactions, including the Merger. The execution and delivery by each of Sirius and Merger Sub of this Agreement and the Ancillary Agreements, as applicable, the performance and compliance by Sirius and Merger Sub with each of its obligations herein and therein, and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Sirius and Merger Sub, subject in the case of the Merger, to the approvals of Sirius, as sole stockholder of Merger Sub, which will be obtained by written consent after the execution hereof. Each of Sirius and Merger Sub has duly executed and delivered this Agreement and the Ancillary Agreements, as applicable, and, assuming the due authorization, execution and delivery by Easterly of this Agreement and the Ancillary Agreements, as applicable, this Agreement and the Ancillary Agreements, as applicable, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)           None of Sirius or Merger Sub nor any of their “affiliates” or “associates” is, as of the date of this Agreement, nor at any time during the last three (3) years has been, an “interested stockholder” of Easterly as defined in DGCL Section 203.

(c)          The Board of Directors of Sirius (the “Sirius Board”), at a meeting duly called and held, unanimously adopted resolutions (i)  approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of the Merger and the other Transactions are fair to, and in the best interests of, Sirius and its shareholders, and (iii) declaring that this Agreement is advisable. Such resolutions have not been subsequently rescinded, withdrawn or modified by the Sirius Board prior to the date hereof.

Section 4.6           Consents and Approvals; No Conflicts.

(a)           Except for (i) the filing with the SEC of the Registration Statement, (ii) filings, permits, authorizations, consents, notice to and approvals as may be required under, and other applicable requirements of (A) the Exchange Act, (B) the Securities Act and (C) the rules and regulations of the NASDAQ, and (D) the Bermuda Monetary Authority, if applicable, and (iii) such other Consents or other Filings with, any Governmental Entity the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, no Consents of, or Filings with, any Governmental Entity are necessary for the consummation by Sirius of the Transactions.

(b)           Neither the execution and delivery of this Agreement and the Ancillary Agreements, as applicable, by Sirius and Merger Sub nor the consummation by Sirius and Merger Sub of the Transactions nor compliance by Sirius and Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the bye-laws of Sirius, Merger Sub, or any of the similar organizational documents of any of their Subsidiaries or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.6(a) are duly obtained, (A) violate any (1) Law or (2) Order, in either case, applicable to Sirius, Merger Sub or any of their Subsidiaries or any of their respective properties or assets, or (B) violate, conflict with, result in the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Sirius, Merger Sub or any of their Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Sirius, Merger Sub or any of their Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (ii), as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect.

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Section 4.7           Reports; Financial Statements; Undisclosed Liabilities.

(a)           Sirius has made available to Easterly true, complete and correct copies of (i) the audited consolidated financial statements of Sirius and its Subsidiaries as of and for the years ended December 31, 2017 and 2016, together with the report of the independent auditor of Sirius thereon, including, in each case, a balance sheet and statements of comprehensive income (loss), cash flows and retained earnings or shareholders’ equity and related footnotes (the “Audited Financial Statements”) and (ii) the unaudited consolidated financial statements of Sirius and its Subsidiaries as of and for the three-month period ended March 31, 2018, including a balance sheet and statement of comprehensive income (loss), cash flows and retained earnings or shareholders’ equity (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (A) have been prepared in accordance with GAAP applied on a consistent basis (except as may be indicated in the notes thereto) and (B) present fairly in all material respects the financial position, results of operations, cash flows, and changes in stockholder’s equity of Sirius and its Subsidiaries on a consolidated basis as of and for the respective periods indicated (subject, in each case with respect to the Unaudited Financial Statements, to the absence of footnotes and changes resulting from normal year-end adjustments).

(b)           Sirius has made available to Easterly true, complete and correct copies of the audited statutory balance sheet and statutory results of operations and cash flows of each of the Reinsurance Subsidiaries, excluding any footnotes thereto, in each case, as of and for the years ended December 31, 2017 and December 31, 2016 (together, the “Statutory Statements”). The Statutory Statements (i) were prepared in accordance with applicable Law and SAP applied on a consistent basis during the periods presented and (ii) present fairly in all material respects the respective statutory financial position of the Reinsurance Subsidiaries at the respective dates thereof, and the regulatory results of operations and cash flows for the periods then ended (subject, in each case, to the absence of footnotes) and there are no permitted practices utilized in the preparation of the Statutory Statements that were not granted or otherwise permitted by the applicable Governmental Entity. All permitted practices utilized in the preparation of the Statutory Statements are described in Section 4.7(b) of the Sirius Disclosure Letter. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, as of the date of this Agreement (A) no material weakness or significant deficiency has been asserted by any Governmental Entity with respect to any of the Statutory Statements and (B) no Governmental Entity has requested the refiling or amending of any Statutory Statement.

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(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, the Insurance Reserves stated in the Statutory Statements with respect to each of the Reinsurance Subsidiaries as of their respective dates were determined in all material respects in accordance with Law and generally accepted actuarial standards consistently applied (except as otherwise noted therein); provided, that this Section 4.7(c) shall not be construed as a representation or warranty (expressed or implied) with respect to the adequacy or sufficiency of the Insurance Reserves.

(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, none of Sirius or its Subsidiaries is a party to, or has any commitment to become a party to, any off balance sheet partnership, joint venture or any similar Contract (including any Contract relating to any transaction or relationship between any of Sirius or the Subsidiaries, on the one hand, and shareholders or any of their Affiliates, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any of Sirius or its Subsidiaries on their financial statements.

(e)           Sirius does not have any liabilities or obligations of the kind required by GAAP to be included in a balance sheet, except (i) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirius Material Adverse Effect, (ii) as disclosed, reflected or reserved against in the most recent balance sheet included in the Sirius Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent balance sheet included in the Sirius Financial Statements and (iv) for liabilities and obligations arising out of or in connection with this Agreement, the Ancillary Agreements, the Merger or the Transactions.

Section 4.8           Absence of Certain Changes or Events. Since December 31, 2017, there has not been any event that, individually or in the aggregate, has had or would reasonably be expected to have a Sirius Material Adverse Effect.

Section 4.9           Information Supplied. None of the information supplied or to be supplied by Sirius or Merger Sub for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, or at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (b) the Proxy Statement will, at the date it or any amendment or supplement is filed with the SEC or mailed to holders of Easterly Common Stock or at the time of the Easterly Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or (c) the Warrant Offer Documents will, at the date they or any amendments or supplements are filed with the SEC or mailed to holders of the shares of Easterly Warrants or at the time of the closing of the Warrant Tender Offer contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except, in each case, that no representation or warranty is made by Sirius or Merger Sub to such portions thereof that relate expressly to Easterly or to statements made therein based on information supplied by or on behalf of Easterly for inclusion or incorporation by reference therein).

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Section 4.10         Legal Proceedings. There are no Proceedings pending, or to the Knowledge of Sirius, threatened against Sirius or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Sirius, except, in each case, (i) pending or threatened Proceedings arising out of an insurance or reinsurance contract issued, assumed, reinsured or produced by Sirius or any of its Subsidiaries in the ordinary course of business that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirius Material Adverse Effect, and (ii) for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirius Material Adverse Effect. Neither Sirius nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Sirius Material Adverse Effect.

Section 4.11         Compliance with Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (a) Sirius and its Subsidiaries are in compliance and since December 31, 2015, have been in compliance with all Laws and Orders applicable to Sirius, any Sirius Subsidiary or any of their respective properties, rights or assets, and (b) neither Sirius nor any Sirius Subsidiary has received any written communication since December 31, 2015 from a Governmental Entity that alleges that Sirius or a Sirius Subsidiary is not in compliance with any Law. Sirius and each of its Subsidiaries hold, and have at all times since December 31, 2015, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Sirius Material Adverse Effect.

Section 4.12         Regulatory Reports. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (a) since December 31, 2015, each of Sirius and its Subsidiaries has filed all material reports, registrations, documents, filings, statements and submissions together with any required amendments thereto, that it was required to file with the Bermuda Monetary Authority, the Bermuda Ministry of Finance or any other Governmental Entity (the “Sirius Reports”), and has paid all fees and assessments due and payable in connection therewith, (b) as of their respective filing dates, the Sirius Reports complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entities, as the case may be, (c) as of the date of this Agreement, each of Sirius and its Subsidiaries has complied with any subsequent information requests by any applicable Governmental Entity in respect of any Sirius Report, (d) no deficiency or violation has been asserted by a Governmental Entity with respect to any Sirius Report that has not either been resolved to the satisfaction of the applicable Governmental Entity prior to the date hereof or that Sirius is in the process of resolving as of the date of this Agreement and reasonably expects to resolve, and (e) except for normal examinations conducted by a Governmental Entity in the regular course of the business or as would not be material to Sirius and its Subsidiaries, taken as a whole, no Governmental Entity has initiated any proceeding or, to the Knowledge of Sirius, investigation into the business or operations of Sirius or any of its Subsidiaries since December 31, 2015.

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Section 4.13          Employee Matters.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, no material liability under Title IV of ERISA has been incurred by Sirius or any of its ERISA Affiliates which has not been satisfied in full and no event has occurred and, to the Knowledge of Sirius, no condition exists that could reasonably be likely to result in Sirius or any of its ERISA Affiliates incurring a material liability under Title IV of ERISA. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (i) no Sirius Benefit Plan (as defined below) is a defined benefit pension plan or is subject to Section 302 or Title IV of ERISA or Section 412 of the Code and (ii) no Sirius Benefit Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) or ERISA. For purposes hereof, “Sirius Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, share purchase, share option, severance, employment, change-in-control, fringe benefit, loan, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by Sirius or any of its ERISA Affiliates, or to which Sirius or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of Sirius or any of its Subsidiaries (including their dependents or beneficiaries) or with respect to which Sirius or any of its ERISA Affiliates has any liability (contingent or otherwise), other than any schemes or arrangements mandated by a government outside of the United States.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, each Sirius Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the Internal Revenue Service and no Governmental Entity has notified Sirius that such determination or opinion letter will be revoked or will not be reissued.

(c)           Each Sirius Benefit Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Sirius Benefit Plan, with such exceptions as would not be reasonably expected, individually or in the aggregate, to have a Sirius Material Adverse Effect. There are no pending or, to the Knowledge of Sirius, threatened Proceedings against any Sirius Benefit Plan, any fiduciary thereof, Sirius or any Subsidiary that could reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, to the Knowledge of Sirius, none of Sirius, any of its Subsidiaries, any officer of Sirius or of any Subsidiary or any of the Sirius Benefit Plans which are subject to ERISA, including any trusts created thereunder or any trustee or administrator thereof, has engaged in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Sirius, any Subsidiary or any officer of Sirius or of any Subsidiary to any tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA.

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(d)           Except in connection with any Non-US Sirius Benefit Plan (as defined below), there is no material current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees of Sirius or its Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect.

(e)           With respect to Sirius Benefit Plans that are subject to or governed by the Laws of any jurisdiction other than the United States (the “Non-US Sirius Benefit Plans”), except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (i) all amounts required to be reserved under each book reserved Non-US Sirius Benefit Plan have been so reserved in accordance with GAAP and (ii) each Non-US Sirius Benefit Plan required to be registered with a Governmental Entity has been registered, has been maintained in good standing with the appropriate Governmental Entities, has been maintained and operated in all respects in accordance with its terms and is in compliance with all applicable Laws.

(f)            Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect and as otherwise contemplated under this Agreement or pursuant to the terms of the Sirius Benefit Plans which have been provided to Easterly as of the date of this Agreement, neither the execution nor delivery of this Agreement nor the consummation of the Transactions contemplated hereby shall, whether alone or in combination with any other event, result in (i) the accelerated vesting or payment of, or any increase in, any compensation to any present or former executive officer or director of Sirius or any of its Subsidiaries or (ii) the entitlement of any present or former executive officer or director of Sirius or any of its Subsidiaries to severance or termination pay or benefits.

(g)           Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (i) neither Sirius nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor Contract, (ii) no labor union, labor organization, works council, or group of employees of Sirius or any of its Subsidiaries has made a pending demand for recognition or certification, (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened in writing to be brought or filed with any labor relations tribunal or authority, (iv) neither Sirius nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Sirius or any of its Subsidiaries and (v) there is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Sirius, threatened against or affecting Sirius or any Subsidiary which is reasonably likely to materially interfere with the respective business activities of Sirius or any Subsidiary.

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(h)           Sirius and its Subsidiaries are and have been in compliance with all applicable Laws in respect of employment and employment practices including, without limitation, all Laws in respect of terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations and unemployment insurance, except for noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect.

Section 4.14          Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, Sirius and its Subsidiaries are in compliance, and at all times since December 31, 2015 have complied, with all applicable Laws (including common law), statutes, rules, regulations, orders, decrees, permits, authorizations or legal requirements of any Governmental Entity relating to: (a) the protection or restoration of the environment or natural resources, (b) the handling, storage, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no Proceedings pending or, to the Knowledge of Sirius, threatened against Sirius seeking to impose, or that could reasonably be expected to result in the imposition, on Sirius or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Sirius Material Adverse Effect.

Section 4.15         Properties. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect: (a) Sirius and each of its Subsidiaries has good, valid and marketable title to, or valid leasehold or sublease interests or other comparable Contract rights in or relating to all real property of Sirius and its Subsidiaries free and clear of all Liens, except for Permitted Liens; (b) Sirius and each of its Subsidiaries has complied with the terms of all leases of real property of Sirius and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against Sirius or any Subsidiary party thereto and, to the Knowledge of Sirius, the counterparties thereto; and (c) neither Sirius nor any of its Subsidiaries has received or provided any written notice of any event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

Section 4.16         Material Contracts. (a) There is no breach or violation of or default by Sirius or any of its Subsidiaries under any such Material Contracts, except such breaches, violations and defaults as have been waived, and (b) no event has occurred with respect to Sirius or any of its Subsidiaries, or, to Sirius’ Knowledge, with respect to a third party, which, with notice or lapse of time or both, would constitute a breach, violation or default, or give rise to a right of termination, modification, cancellation, foreclosure, imposition of a lien, prepayment or acceleration under any of such Material Contracts, except, in the case of clause (a) and (b) above, as would not, individually or in the aggregate, reasonably be expected to have a Sirius Material Adverse Effect.

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Section 4.17         Taxes. Except as would not reasonably be expected to have a Sirius Material Adverse Effect, (a) each of Sirius and its Subsidiaries has timely filed (taking into account all applicable extensions) all Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, (b) all such Tax Returns are true, correct, and complete in all respects, (c) all Taxes of Sirius and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid, (d) each of Sirius and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, shareholder, independent contractor or other third party, (e) there are no Liens for Taxes (except Taxes not yet due and payable) on any of the assets of Sirius or any of its Subsidiaries, (f) there are no pending or threatened in writing disputes, claims, audits, examinations or other proceedings regarding any material Taxes of Sirius or its Subsidiaries or the assets of Sirius or its Subsidiaries and (g) no deficiency with respect to a material amount of Taxes has been proposed, asserted or assessed against Sirius or any of its Subsidiaries.

Section 4.18         Risk-Based Capital. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, there are no material disputes or issues outstanding between the relevant Reinsurance Subsidiary and any applicable Insurance Regulators having authority over such Reinsurance Subsidiary concerning the adequacy of such Reinsurance Subsidiary’s regulatory capital resources.

Section 4.19         Insurance Regulatory Matters; Agreements with Regulators.

(a)           Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, (i) the Reinsurance Subsidiaries have filed all material reports, statements, registrations, filings or submissions required to be filed with any Insurance Regulator since January 1, 2017, and (ii) no material deficiencies have been asserted in writing by any Governmental Entity since January 1, 2017 with respect to any such reports, statements, registrations, filings and submissions that have not been cured or otherwise resolved or are no longer being pursued by such Governmental Entity. Since January 1, 2017, none of the Reinsurance Subsidiaries is or has been a “commercially domiciled insurer” under the Laws of any jurisdiction or is or has been otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, as of the date of this Agreement, neither Sirius nor any of its Subsidiaries is subject to any pending or, to the Knowledge of Sirius, threatened financial or market conduct examination or investigation by any Insurance Regulator.

(b)           Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, all forms of policies or contracts of insurance written by the Reinsurance Subsidiaries (collectively, “Policies”) in effect as of the date hereof have been, to the extent required under applicable Law, filed with or submitted to and not objected to by the relevant Governmental Entity within the period provided for objection.

(c)           Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect and to the Knowledge of Sirius, each agent, broker, insurance intermediary or producer engaged on behalf of the Sirius Subsidiaries (each, a “Producer”), (i) complies with all applicable Laws regarding such Producer’s authority to engage in the type of insurance activities in which such Producer is engaged on behalf of the Sirius Subsidiaries, (ii) is duly licensed or authorized (including, the marketing, sale or issuance of any policies) in each jurisdiction in which such Producer places or sells policies and (iii) is duly authorized and appointed by the applicable Sirius Subsidiary pursuant to applicable Laws.

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(d)           Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect or as required by applicable Laws or the byelaws or requirements of Lloyd’s with respect to insurance and the reinsurance licenses maintained by the Sirius Subsidiaries, there is no written agreement, memorandum of understanding, commitment letter or similar undertaking binding on any Sirius Subsidiary, or order or direction by, or extraordinary supervisory letter or cease-and-desist order from, any Insurance Regulator binding on any Sirius Subsidiary that restricts materially the conduct of the business of the Sirius Subsidiaries or relates to their capital adequacy, credit or risk management policies or management.  Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, no Sirius Subsidiary has adopted any policy, procedure or board resolution at the request of any Insurance Regulator that restricts materially the conduct of the business of such Sirius Subsidiary or relates to its capital adequacy, credit or risk management policies or management.

Section 4.20          Reinsurance Contracts. Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, as of the date of this Agreement, each reinsurance or retrocession treaty or agreement to which any Reinsurance Subsidiary is the cedent relating to Sirius’ 2018 or 2017 retrocession program and that is in force as of the date of this Agreement, other than any such treaty or agreement under which Sirius has gross ceded premiums (calculated in accordance with SAP) of $2,500,000 or less as of January 1, 2018 (the “Reinsurance Contracts”) constitutes a valid and binding agreement of the Reinsurance Subsidiary party thereto and, to the Knowledge of Sirius, each other party thereto, and is in full force and effect, except for such failures to be valid, binding or in full force and effect that are not material. The applicable Reinsurance Subsidiary has performed all material obligations required to be performed by it to date under the Reinsurance Contracts, and it is not (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder and, to the Knowledge of Sirius, no other party to any Reinsurance Contract is (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder, except for such noncompliance, breaches and defaults that, individually or in the aggregate, have not had and would not reasonably be expected to be have, individually or in the aggregate, a Sirius Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Sirius Material Adverse Effect, as of the date of this Agreement, none of Sirius and the Sirius Subsidiaries has received any notice of the intention of any party to terminate any Reinsurance Contract.

Section 4.21         Actuarial Reports. Sirius has made available to Easterly true, correct and complete copies of all actuarial reports in Sirius’ or the Reinsurance Subsidiaries’ possession and prepared by the appointed actuary of the relevant Reinsurance Subsidiary on or after January 1, 2017 with respect to the Reinsurance Subsidiaries (including all material attachments, addenda, supplements and modifications thereto).  To the Knowledge of Sirius, Sirius and the Sirius Subsidiaries have not intentionally withheld any information relevant to the preparation of any actuarial reports on or after January 1, 2017.

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Section 4.22         Sirius Ratings. As of the date of this Agreement, the financial strength of the Reinsurance Subsidiaries is rated “A” by A.M. Best Company, Inc. (“A.M. Best”), “A-“ by Fitch Ratings (“Fitch”), and “A-” by Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies, Inc. (“S&P”). As of the date of this Agreement, the financial strength rating outlooks are “under review with negative implications”, “rating watch negative”, and “stable” for A.M. Best, Fitch and S&P, respectively. As of the date of this Agreement, there are no conditions (financial or otherwise) imposed specifically on any of the Reinsurance Subsidiaries by A.M. Best, Fitch or S&P on retaining any currently held rating, except for such conditions that would not, individually or in the aggregate, reasonably be expected to have a Sirius Material Adverse Effect.

Section 4.23          Intellectual Property. Except as would not reasonably be expected, individually or in the aggregate, to have a Sirius Material Adverse Effect, (a) Sirius and each of its Subsidiaries owns, free and clear of any material Liens, other than Permitted Liens, all Intellectual Property owned by such entity, (b) (i) Sirius and its Subsidiaries do not infringe, misappropriate or otherwise violate, the Intellectual Property rights of any Person, and (ii) no Person has asserted in writing to Sirius or any of its Subsidiaries, or brought any Proceeding alleging, that (A) Sirius or any of its Subsidiaries has infringed, misappropriated or otherwise violated any Intellectual Property right or By) that any Intellectual Property right of Sirius or any of its Subsidiaries is invalid or unenforceable, and (c) to the Knowledge of Sirius, no Person is infringing, misappropriating or otherwise violating any Intellectual Property right owned by and/or licensed to Sirius or its Subsidiaries.

Section 4.24         Insurance. Except as would not reasonably be expected, individually or in the aggregate, to have a Sirius Material Adverse Effect, (a) all insurance policies with respect to the business and assets of Sirius and its Subsidiaries are in full force and effect, (b) neither Sirius nor any of its Subsidiaries is in breach or default, and neither Sirius nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of such insurance policies, (c) Sirius and its Subsidiaries have not received any written notice of cancellation of any of such insurance policies and (d) all appropriate insurers under such insurance policies have been timely notified of all potentially insurable losses known to Sirius and pending Proceedings, and all appropriate actions have been taken to timely file all claims in respect of such insurable matters.

Section 4.25         Broker’s Fees. Neither Sirius nor any of its officers or directors, nor Merger Sub nor any of their officers or directors, on behalf of Sirius or Merger Sub, has employed any financial advisor, broker or finder in a manner that would result in any liability of Easterly for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

Section 4.26         Affiliate Transactions. Other than the Redemption Agreement, since December 31, 2016, there have been no transactions, agreements, arrangements, or understandings between Sirius, on the one hand, and any Affiliate of Sirius, on the other hand, other than any such arrangements entered into on reasonable market terms.

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Section 4.27         Agreements with Regulatory Agencies. Except as would not reasonably be expected, individually or in the aggregate, to have a Sirius Material Adverse Effect, neither Sirius nor any of its Subsidiaries is subject to any cease-and-desist or other similar order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any capital directive by, or since December 31, 2015, has adopted any extraordinary board resolutions at the request of, any Governmental Entity that currently restricts in any material respect the conduct of its business or that materially relates to its capital adequacy, its liquidity and funding policies and practices, its ability to pay dividends, its credit, risk management or compliance policies, its internal controls, its management, or its operations or business, nor has Sirius received any written notice from any Governmental Entity indicating that it intends to issue, order, or request any of the foregoing.

Section 4.28         No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, neither Sirius nor any of its Affiliates nor any Person acting on any of their behalf makes any other express or any implied representations or warranties with respect to (a) Sirius or any of its Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Sirius or its Subsidiaries or (b) the accuracy or completeness of any documentation, forecasts, projections, estimates or other information provided by Sirius, any Affiliate of Sirius or any Person acting on any of their behalf to Easterly, any Affiliate of Easterly or any Person acting on any of their behalf. Notwithstanding anything to the contrary in this Agreement or the other Ancillary Agreements, Easterly acknowledges and agrees that none of Sirius or any of its Affiliates makes any representation or warranty (express or implied), and nothing contained in this Agreement, the Ancillary Agreements or any other agreement, document or instrument to be delivered in connection with the Transactions is intended or shall be construed to be a representation or warranty (express or implied) of Sirius or any of its Affiliates, with respect to:  (i) the adequacy or sufficiency of the reserves of Sirius or its Subsidiaries; (ii) the effect of the adequacy or sufficiency of the reserves of Sirius or its Subsidiaries on any “line item” or asset, liability or equity amount; or (iii) the future experience or profitability arising from the business of Sirius or its Subsidiaries or that the reserves of Sirius or its Subsidiaries have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible.

Article V

COVENANTS

Section 5.1           Easterly Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Easterly shall, except to the extent that Sirius shall consent in advance in writing (which consent shall not be unreasonably withheld, conditioned or delayed), or as expressly required or permitted by this Agreement, or as set forth in Section 5.1 of the Easterly Disclosure Letter, or as required by applicable Law or a Governmental Entity of competent jurisdiction, carry on its business in the ordinary course consistent with past practice in all material respects and use commercially reasonable efforts to preserve intact its present business organization and advantageous business relationships. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement or as set forth in Section 5.1 of the Easterly Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of Sirius (which consent shall not be unreasonably withheld, conditioned or delayed), Easterly shall not:

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(a)           incur any Indebtedness;

(b)           (i) adjust, split, combine or reclassify any Easterly Capital Stock; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of Easterly Capital Stock, other than with respect to the Redemption Shares and the Warrant Tender Offer as expressly contemplated by this Agreement, pursuant to the Convertible Promissory Note and redemptions of Easterly Common Stock in connection with the Extension Amendments; or (iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants, or other rights of any kind to acquire any shares of capital stock;

(c)           sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, business or assets to any individual, corporation or other entity;

(d)           acquire (whether by merger or consolidation, acquisition of stock or assets or otherwise) any other Person or business;

(e)           (i) terminate, materially amend, renew or waive any material provision of, any Material Contract, other than normal renewals in the ordinary course of business, except for the Extension Amendments, or (ii) enter into any Contract that would constitute a Material Contract if it were in effect on the date of this Agreement;

(f)            hire any employee or consultant or adopt any Easterly Benefit Plan;

(g)           settle any material Proceeding;

(h)           amend its certificate of incorporation, bylaws or comparable governing documents, except for the Extension Amendments;

(i)            merge or consolidate itself with any other Person, or restructure, reorganize or completely or partially liquidate or dissolve;

(j)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP, SAP or by applicable Laws;

(k)           enter into any material new line of business;

(l)            make, or commit to make, any capital expenditures;

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(m)          prepare or file any Tax Return inconsistent with prior practice, make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any amended Tax Return, enter into any closing (or similar) agreement with respect to Taxes, settle or compromise any Tax claim, audit, assessment or dispute or surrender any right to claim a refund, offset or any other reduction in Tax liability, request any ruling or similar guidance with respect to Taxes, or agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes;

(n)           take, or fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied; or

(o)           agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.1.

Section 5.2           Sirius Conduct of Businesses Prior to the Effective Time.

(a)       During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Sirius agrees as to itself and each of its Subsidiaries, except as expressly required or permitted by this Agreement, as set forth in Section 5.2 of the Sirius Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, (a) to carry on its business in the ordinary course consistent with past practice in all material respects and (b) not to take, or knowingly fail to take, any action that is intended to or would reasonably be expected to result in the failure of any of the conditions in Article VI to be satisfied. Without limiting the generality of the foregoing and except as expressly contemplated by this Agreement, except as set forth in Section 5.2 of the Sirius Disclosure Letter or as required by applicable Law or a Governmental Entity of competent jurisdiction, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, without the prior written consent of Easterly (which consent shall not be unreasonably withheld, conditioned or delayed), Sirius shall not: (i) adjust, split, combine or reclassify any Sirius Capital Shares; (ii) make, declare or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any Sirius Capital Shares (except (A) dividends paid by any of the wholly-owned Subsidiaries of Sirius to Sirius or any of its wholly-owned Subsidiaries, (B) the acceptance of Sirius Common Shares as payment for the exercise price of options or for withholding taxes incurred in connection with the exercise of options or the vesting or settlement of Sirius Equity Awards and dividend equivalents thereon, if any, in each case in accordance with past practice and the terms of the applicable award agreements), or (C) required dividends or distributions in respect of Sirius Preference Shares; or (iii) issue, sell or otherwise permit to become outstanding any additional shares of capital stock or securities convertible or exchangeable into, or exercisable for, any of its capital shares or any options, warrants, or other rights of any kind to acquire any shares of capital stock, except (A) to the extent such issuance or sale would otherwise be permitted under Section 5.4, (B) for the issuance of Sirius Equity Awards and (C) pursuant to the exercise of Sirius Equity Awards or the settlement or vesting of Sirius Equity Awards in accordance with their terms.

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Section 5.3           Preparation of the Registration Statement and the Proxy Statement; Easterly Stockholder Meeting.

(a)           As promptly as practicable, (i) Sirius and Easterly shall jointly prepare and Sirius and Easterly, as applicable, shall use their reasonable best efforts to file with the SEC by July 31, 2018 the Proxy Statement to be sent to the stockholders of Easterly relating to the Easterly Stockholders Meeting and (ii) Sirius shall prepare (with Easterly’s cooperation) and use its reasonable best efforts to file with the SEC by July 31, 2018 the Registration Statement, in which the Proxy Statement will be included, in connection with the registration under the Securities Act of the Sirius Common Shares to be issued in the Merger and upon exercise of the Converted Warrants. Sirius shall use its reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing (including by responding to comments of the SEC), and, prior to the effective date of the Registration Statement, Sirius shall take all action reasonably required (other than qualifying to do business in any jurisdiction in which it is not now so qualified or filing a general consent to service of process in any such jurisdiction) to be taken under any applicable state securities Laws in connection with the issuance of Sirius Common Shares. Easterly shall furnish all information as may be requested by Sirius in connection with any such action and the preparation, filing and distribution of the Registration Statement and the Proxy Statement. Easterly and Sirius will cause the Registration Statement to comply as to form in all material respects with the applicable provisions of the Securities Act, and Easterly will cause the Proxy Statement to comply as to form in all material respects with the Exchange Act. As promptly as practicable after the Registration Statement shall have become effective, Easterly shall use its reasonable best efforts to cause the Proxy Statement to be mailed to its stockholders, in accordance with applicable Law (including the DGCL and all applicable stock exchange requirements). No filing of, or amendment or supplement to, the Registration Statement will be made by Sirius, and no filing of, or amendment or supplement to, the Proxy Statement will be made by Sirius or Easterly, in each case without the other’s prior consent (which shall not be unreasonably withheld, delayed or conditioned) and without providing the other party with a reasonable opportunity to review and comment thereon. If at any time prior to the Effective Time any information relating to Sirius or Easterly, or any of their respective Affiliates, directors or officers, should be discovered by Sirius or Easterly which should be set forth in an amendment or supplement to either the Registration Statement or the Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Easterly. Each party shall notify the other promptly of the time when the Registration Statement has become effective, of the issuance of any stop order or suspension of the qualification of the Sirius Common Shares issuable in connection with the Merger and upon exercise of the Converted Warrants for offering or sale in any jurisdiction, or of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or the Registration Statement or for additional information and shall supply each other with copies of all written correspondence between it or any of its or its affiliates’ directors, officers, members, employees, agents, advisors and other representatives (collectively, the “Representatives”), on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement, the Registration Statement, the Merger or the other Transactions.

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(b)           Easterly shall, as soon as practicable following effectiveness of the Registration Statement, duly call, give notice of, convene and hold a meeting of its stockholders (the “Easterly Stockholders Meeting”) for the purpose of seeking the Easterly Stockholder Approval. Easterly shall, through the Easterly Board, make the Easterly Recommendation, include such Easterly Recommendation in the Proxy Statement, and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Merger and (ii) take all other action necessary or advisable to secure the Easterly Stockholder Approval. Neither the Easterly Board nor any committee thereof shall (i) withhold, withdraw or modify or qualify, or propose publicly to withhold, withdraw or modify or qualify, in a manner adverse to Sirius, the approval, determination of advisability, or recommendation by the Easterly Board or such committee of this Agreement, the Merger, and the other Transactions, (ii) make any other public statement in connection with the Easterly Stockholders Meeting by or on behalf of the Easterly Board that would reasonably be expected to have the same effect or (iii) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Easterly Acquisition Proposal ((i), (ii) and (iii) being referred to as an “Easterly Adverse Recommendation Change”) or (iv) cause or permit Easterly to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, or other agreement relating to any Easterly Acquisition Proposal. Easterly shall not postpone or adjourn the Easterly Stockholders Meeting without the prior written consent of Sirius. Unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect and Easterly shall submit this Agreement and the Transactions, including the Merger, for stockholder approval at the Easterly Stockholders Meeting.

Section 5.4           No Solicitation; No-Shop.

(a)          Sirius shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Sirius Acquisition Proposal and shall not enter into any Contract with respect to any Sirius Acquisition Proposal until the earlier of the consummation of Merger and the other Transactions or the termination of this Agreement pursuant to Section 7.1. Until the earlier of the consummation of the Merger and the other Transactions or the valid termination of this Agreement pursuant to Section 7.1, none of Sirius or any Sirius Subsidiary shall, nor shall Sirius or any Sirius Subsidiary direct any Affiliate or any of its or their Representatives to, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes a Sirius Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to any Person relating to, any Sirius Acquisition Proposal other than information to any other Person that is traditionally provided in the regular course of business to third parties where Sirius and its Representatives have no reason to believe that such information may be utilized to evaluate any such Sirius Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Sirius Acquisition Proposal. Notwithstanding anything to the contrary contained herein, Easterly acknowledges and agrees that nothing in this Agreement shall prohibit or otherwise restrict Sirius from engaging in the PIPE, provided that shares sold in the PIPE represent less than twenty-five percent (25%) in the aggregate of the fully diluted equity interests in Sirius, or engaging in any activities in connection therewith.

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(b)          Easterly shall immediately cease any existing discussions and negotiations with any third parties conducted prior to the date hereof with respect to any Easterly Acquisition Proposal and shall not enter into any Contract with respect to any Easterly Acquisition Proposal until the earlier of the consummation of the Transactions or the termination of this Agreement pursuant to Section 7.1. Until the earlier of the consummation of the Transactions or the valid termination of this Agreement pursuant to Section 7.1, Easterly shall not, directly or indirectly, through any Affiliate or any of its or their Representatives, directly or indirectly, (i) initiate, solicit, pursue, discuss or encourage any inquiries or the making of any proposal that constitutes an Easterly Acquisition Proposal, (ii) continue or engage in negotiations or discussions concerning, or provide any information to or request any information from any Person relating to, any Easterly Acquisition Proposal other than information to or from any other Person that is traditionally provided in the regular course of business to third parties where Easterly and its officers, directors and Affiliates have no reason to believe that such information may be utilized to evaluate any such Easterly Acquisition Proposal, or (iii) agree to, approve or recommend, or otherwise enter into any Contract with respect to, any Easterly Acquisition Proposal.

(c)          For purposes of this Agreement:

(i)          “Sirius Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or group for or with respect to (regardless how structured) (A) the acquisition of ten percent (10%) or more of any class of the equity interests of Sirius or any Sirius Subsidiary pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which Sirius or any Sirius Subsidiary issues or would issue, or such Person or group acquires or would acquire, ten percent (10%) or more of any class of the equity interests of Sirius or any Sirius Subsidiary or (C) a transaction pursuant to which such Person or group acquires or would acquire in any manner, directly or indirectly, any assets of Sirius or any Sirius Subsidiary thereof constituting fifty percent (50%) or more of the fair market value of the assets of Sirius and Sirius Subsidiaries taken as a whole.

(ii)         “Easterly Acquisition Proposal” means any proposal, Contract, offer or inquiry by any Person or Persons for or with respect to (regardless how structured) (A) the acquisition of five percent (5%) or more of any class of the equity interests of another Person pursuant to a merger, consolidation, dissolution, recapitalization, refinancing or otherwise, (B) a transaction pursuant to which another Person issues or would issue, or Easterly, its stockholders or any of its Subsidiaries acquire or would acquire, five percent (5%) or more of any class of the equity interests of such other Person, (C) a transaction pursuant to which Easterly or any of its Subsidiaries acquires or would acquire in any manner, directly or indirectly, any assets of another Person constituting five percent (5%) or more of the fair market value of the assets of such other Person or (D) any other transaction that may constitute a Business Combination.

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Section 5.5           Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Sirius and Easterly. Thereafter, neither Sirius nor Easterly will issue any press release or make any statements which are public or are reasonably likely to become public to the extent relating to the Transactions without the other party’s consent, not to be unreasonably withheld, conditioned or delayed, except as may be required by applicable Law or stock exchange rule and except with respect to the matters referred to and in accordance with Section 5.4; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent containing only such information as was contained in a press release or other public statement previously issued or made in accordance with this Section 5.5.

Section 5.6           Notification of Certain Matters. Each party shall give prompt notice to the other party if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication from any Governmental Entity, Lloyd’s, the NASDAQ (or any other securities market) in connection with the Transactions; or (b) such party becoming aware of the occurrence of an event that would reasonably be expected to prevent or materially delay the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied; provided, that any failure to give notice in accordance with the foregoing shall not be deemed to constitute the failure of any condition set forth in Article VI, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying fact, change, event or circumstance would independently result in a failure of the conditions set forth in Article VI to be satisfied.

Section 5.7           Access to Information.

(a)           Upon reasonable notice and subject to applicable Laws relating to the exchange of information, each party shall and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other Representatives of the other party, during normal business hours during the period prior to the Effective Time, reasonable access to all of its and its Subsidiaries’ properties, books, Contracts, commitments and records, and to its and its Subsidiaries’ officers, employees, accountants, counsel and other Representatives and, during such period, each party shall, and shall cause its Subsidiaries to, promptly make available to the other party, subject, in the case of competitively sensitive information, to any customary “clean-room” arrangements agreed between the parties, (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities Laws and (ii) all other information concerning its business, properties and personnel as the other party may reasonably request. Each party shall use commercially reasonable efforts to minimize any interference with the other party’s regular business operations during any such access.

(b)           No investigation by any of the parties or their respective Representatives shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

(c)           This Section 5.7 shall not require either party or any of its Subsidiaries to permit any access, or to disclose any information, that in the reasonable, good faith judgment of such party would reasonably be expected to result in (i) any violation of any Contract or Law to which such party is a party or is subject or cause any privilege (including attorney-client privilege) which such party or any of its Subsidiaries would be entitled to assert to be undermined with respect to such information or violate or prejudice the rights of the other party’s or its Subsidiaries’ customers or (ii) if such party or any of its Subsidiaries, on the one hand, and the other party or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto. The parties will use their reasonable best efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of clause (i) of the preceding sentence apply.

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(d)           The information provided pursuant to this Section 5.7 shall be used solely for the purpose of the Transactions contemplated hereby, and unless and until the Merger is consummated, such information shall be kept confidential by the recipient thereof in accordance with, and such recipient shall otherwise abide by and be subject to the terms and conditions of the Confidentiality Agreement. If this Agreement is terminated, Sirius and Easterly shall and shall cause each of their Representatives to, return or destroy (and certify destruction of) all information provided pursuant to this Section 5.7.

Section 5.8           Reasonable Best Efforts.

(a)           The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities and Lloyd’s which are necessary or advisable to consummate the Merger and the other Transactions, and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities and Lloyd’s. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain any such approvals). Each of Easterly and Sirius shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Easterly or Sirius, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the Transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than any portions of material filed in connection therewith that contain competitively sensitive business or other proprietary information filed under a claim of confidentiality. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the Transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the Transactions contemplated herein. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity or Lloyd’s in connection with the Transactions contemplated by this Agreement. Each party shall each use its reasonable best efforts to (i) take all action reasonably necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and (ii) if any Takeover Law becomes applicable to any of the Transactions, take all action to enable the Transactions to be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the Transactions.

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(b)           In furtherance and not in limitation of the foregoing, each of Easterly and Sirius shall use its reasonable best efforts to (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other Order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment so as to enable the Closing to occur as soon as possible, including proposing, negotiating, committing to and effecting, by consent decree, hold separate order, or otherwise, the sale, divestiture or disposition of businesses or assets of Easterly, Sirius and their respective Subsidiaries. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall require Easterly or Sirius or their respective Subsidiaries to take, or agree to take, any actions specified in this Section 5.8 that, individually or in the aggregate, would reasonably be expected to have a material and adverse effect on Sirius, any Sirius Subsidiary or Easterly (in any case, measured on a scale relative to Easterly, Sirius and any Sirius Subsidiary on a combined basis).

(c)         This Section 5.8 shall not apply with respect to matters related to Tax (which shall be governed by Section 5.15 (Tax Matters).

Section 5.9            Indemnification.

(a)           Sirius and Easterly agree that for a period of six years from the Effective Time, Sirius agrees that all agreements relating to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby) with the current or former directors or officers of Easterly or its Subsidiary (the “Indemnities”) as provided in the certificates of incorporation and bylaws of Easterly and its Subsidiary and any indemnification or similar agreements, and all rights with respect thereto, shall survive the Merger and shall continue in full force and effect in accordance with their terms and shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnitees.

(b)           In the event that either Sirius or the Surviving Company or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or the Surviving Company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each case, Sirius shall, and shall cause the Surviving Company to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9. This Section 5.9(b) shall not apply to any consolidation, merger, transfer or conveyance solely among Sirius and its direct and indirect Subsidiaries.

(c)           For a period of six (6) years after the Effective Time, Sirius shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Easterly (provided, that Sirius may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims against the present and former directors and officers of Easterly or its Subsidiary arising from facts or events which occurred at or before the Effective Time (including the Merger and the other Transactions); provided, however, that Sirius shall not be obligated to expend, on an annual basis, an amount in excess of three hundred percent (300%) of the aggregate annual premium paid as of the date of this Agreement by Easterly for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then Sirius shall cause to be maintained policies of insurance which provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Easterly may obtain at or prior to the Effective Time a six-year “tail” policy under Easterly’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence.

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(d)           The provisions of this Section 5.9 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the certificates of incorporation and bylaws of Easterly or its Subsidiary in effect as of the date of this Agreement or in any Contract of Easterly or its Subsidiary in effect as of the date of this Agreement.

(e)           Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to Easterly or its Subsidiary for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.9 is not prior to or in substitution for any such claims under such policies.

Section 5.10         Control of Operations. Notwithstanding anything else in this Agreement that may be deemed to the contrary, nothing in this Agreement shall, directly or indirectly, give any party control over any other party’s operations, business or decision-making before the Effective Time, and control over all such matters shall remain in the hands of the relevant party, subject to the terms and conditions of this Agreement.

Section 5.11         Stock Exchange Listing. Sirius shall use its reasonable best efforts to cause the Sirius Common Shares to be issued in connection with the Merger and upon exercise of the Converted Warrants to be listed on the NASDAQ, subject to official notice of issuance.

Section 5.12         Section 16 Matters. Prior to the Effective Time, Easterly shall take all such steps as may be required to cause any dispositions of Easterly Capital Stock (including derivative securities with respect Easterly Capital Stock) resulting from the Transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Easterly to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.13         Trust Account.

(a)          As of the Effective Time, the obligations of Easterly to dissolve or liquidate within a specified time period as contained in the Easterly Charter will be terminated and Easterly shall have no obligation whatsoever to dissolve and liquidate the assets of Easterly by reason of the consummation of the Merger or otherwise, and no stockholder of Easterly shall be entitled to receive any amount from the Trust Account except with respect to such stockholder’s Redemption Shares in accordance with Article II. At least forty-eight (48) hours prior to the Closing Date, Easterly shall provide notice to the Trustee in accordance with Section 1(i) of the Trust Agreement and shall deliver any other documents, opinions, or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee on the Closing Date and prior to the Effective Time to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Account to Easterly and thereafter Easterly shall cause the Trust Account and the Trust Agreement to terminate.

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(b)          Immediately following Easterly’s receipt of the funds held in the Trust Account on the Closing Date, and prior to the Effective Time, Easterly shall pay all liabilities and obligations of Easterly due and owing or incurred at or prior to the Effective Time using unrestricted cash and up to $2,000,000 from the Trust Account (and not, for the avoidance of doubt, any funds held in or released from the Trust Account in excess of $2,000,000) and, to the extent such unrestricted cash is not sufficient to discharge all such liabilities and obligations, such liabilities and obligations shall be paid by Sponsor pursuant to the Sponsor Letter; provided, that the $7,000,000 deferred underwriting fee payable to Citigroup Global Markets Inc. by Easterly shall be paid out of the funds released from the Trust Account.

(c)          Easterly will promptly provide Sirius with notice of any redemptions of the Easterly Common Stock in connection with the Transactions, including name of the Easterly stockholder requesting redemption and the number of shares being requested to be redeemed. Upon written request by Sirius, provide to Sirius the most recent account statements of the Trust Account in Sirius’s possession within five (5) Business Days of each such request.

Section 5.14         Warrant Tender Offer.

(a)           Prior to the Closing Date, if requested in writing by Sirius, Easterly shall commence (under the meaning of Rule 14d-2 under the Exchange Act) a tender offer (the “Warrant Tender Offer”) pursuant to which it will offer to purchase up to such number of its issued and outstanding Easterly Warrants for such price in cash per each Public Warrant validly tendered and not properly withdrawn, in each case, as mutually agreed between Sirius and Easterly. The Warrant Tender Offer shall be conducted pursuant to the applicable tender offer rules under the Exchange Act and promulgated by the SEC. In connection therewith, Easterly shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, a Schedule TO, which shall contain or shall incorporate by reference an offer to purchase and forms of the letter of transmittal and such other required documents (collectively, the “Warrant Offer Documents”) for the purpose of conducting the Warrant Tender Offer. Sirius and its counsel shall be given a reasonable opportunity to review and comment on the Warrant Offer Documents prior to their filing with the SEC, and Easterly shall incorporate such comments to the extent reasonable.

(b)           Sirius shall reasonably cooperate with the efforts of Easterly to conduct the Warrant Tender Offer, including (i) providing, as promptly as practicable upon request by Easterly, such information regarding Sirius, including a description of its management, businesses, operations and financial condition, as shall be reasonably requested by Easterly for inclusion in the Warrant Offer Documents and (ii) ensuring that such information is accurate in all material respects, does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (subject to the qualifications and limitations set forth in the materials provided by Sirius or that are included in such filings and/or mailings). Sirius shall make its directors, officers and employees available to the Purchaser and its counsel, as reasonably requested, in connection with the drafting of the Warrant Offer Documents.

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(c)           Easterly, with the assistance of Sirius as reasonably required with respect to information concerning Sirius, shall promptly respond to any SEC comments on the Warrant Offer Documents and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable. Easterly shall promptly disseminate the Warrant Offer Documents to the holders of the Easterly Warrants and subject to the other provisions of this Agreement and applicable Laws and SEC regulations, purchase the Easterly Warrants validly tendered and not properly withdrawn pursuant to the Warrant Tender Offer. Easterly may, without the consent of Sirius or Merger Sub, extend the Warrant Tender Offer for any period required by any rule, regulation or interpretation of the SEC or its staff applicable to the Warrant Tender Offer.

(d)           Notwithstanding anything to the contrary herein or in any other document, none of the actions contemplated by this Section 5.14, the completion of the SEC review process with respect to the Warrant Tender Offer or the consummation of the Warrant Tender Offer shall, directly or indirectly, constitute a condition to the obligations of Sirius and Merger Sub to consummate the Merger and the Transactions. The closing of the Warrant Tender Offer shall occur on the Closing Date at such time as shall be mutually agreed between Sirius and Easterly; provided, that the closing of the Warrant Tender Offer shall not occur prior to the Effective Time.

Section 5.15         Tax Matters

(a)               From the date hereof until the Closing Date, (i) Easterly shall provide Sirius with a draft copy of any income and other material Tax Returns at least 30 days prior to the due date for filing such Tax Return and shall not file such Tax Return without the consent of Sirius (which consent shall not be unreasonably withheld, conditioned or delayed). Such Tax Returns shall be prepared in accordance with past practices unless clearly required by Law, (ii) Easterly shall give Sirius and its advisors a reasonable opportunity to participate any in discussions with any Tax authority, and provide Sirius with draft copies of any materials intended to be submitted to any Tax authority reasonably in advance of such submission, and (iii) Sirius and Easterly shall cooperate in good faith with each other with respect to matters related to the Taxes of Easterly.

(b)              Agreed Tax Treatment. For all tax purposes, Sirius and Easterly agree to treat the Promissory Note from Sirius to Easterly of up to $2,252,336.55 of principal amount, (i) as a collateral arrangement to secure the payment of a termination fee to Easterly in the event the Transactions do not close, which collateral shall be returned to Sirius if the Transactions close, and (ii) Sirius as the owner of the cash proceeds of such loan at all times, and to file all Tax Returns consistently therewith.

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Section 5.16         Stockholder Litigation. Easterly shall provide Sirius with prompt notice of and copies of all proceedings and correspondence relating to any Proceeding against Easterly, any of its Subsidiaries or any of their respective directors or officers by any stockholder of Easterly arising out of or relating to this Agreement or the Transactions. Easterly shall give due consideration to Sirius’s advice with respect to such stockholder Proceeding and shall not settle or offer to settle any such Proceeding without the prior written consent of Sirius (which consent shall not be unreasonably withheld, conditioned or delayed).

Article VI

CONDITIONS TO THE MERGER

Section 6.1           Conditions to Obligations of Each Party. The obligations of Sirius, Merger Sub and Easterly to consummate the Merger and the other Transactions are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Sirius, on behalf of itself and Merger Sub, and Easterly):

(a)          Easterly Stockholder Approval. Easterly shall have obtained the Easterly Stockholder Approval.

(b)          Listing. The Sirius Common Shares issuable pursuant to this Agreement and upon exercise of the Converted Warrants shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c)          Statutes and Injunctions. No Order shall have been promulgated, entered, enforced, enacted or issued or shall be applicable to the Merger or other Transactions by any Governmental Entity which prohibits, restrains or makes illegal the consummation of the Merger or other Transactions and shall continue in effect.

(d)          Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order, and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)          Other Regulatory Approvals. All approvals, authorizations and consents of any other Governmental Entity required to consummate the Merger shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(f)          Warrant Amendment. The Warrant Amendment shall have been entered into by the parties thereto.

(g)          Sponsor Letter. The Sponsor Letter shall be in full force and effect.

Section 6.2           Conditions to Obligations of Sirius and Merger Sub to Effect the Merger. The obligations of Sirius and Merger Sub to consummate the Merger and the other Transactions are subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Sirius, on behalf of itself and Merger Sub):

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(a)           Representations and Warrants of Easterly. The representations and warranties of Easterly set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Easterly Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have an Easterly Material Adverse Effect; provided that the representations and warranties of Easterly set forth in Section 3.2(a), Section 3.3 and Section 3.6(b) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Sirius and Merger Sub shall have received a certificate validly executed and signed on behalf of Easterly by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(b)          Performance of Obligations of Easterly. Easterly shall have performed or complied with all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by it in all material respects and Sirius and Merger Sub shall have received a certificate validly executed and signed on behalf of Easterly by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(c)          FIRPTA Tax Certification. Easterly shall have delivered to Sirius dated as of the Closing Date, a statement in accordance with Treasury Regulation §§ 1.1445-2(c)(3) and 1.897-2(h) certifying that Easterly is not, and has not been, a “United States real property holding corporation” for purposes of Sections 897 and 1445 of the Code, with respect to which Sirius shall have no actual knowledge that such statement is false or receive a notice that the statement is false pursuant to Treasury Regulation § 1.1445-4 and (ii) the notification to the Internal Revenue Service described in Treasury Regulation § 1.897-2(h)(2) regarding delivery of the statement referred to in the preceding clause (i), signed by a responsible corporate officer of Easterly. Easterly acknowledges that Sirius may cause Easterly to file such notification with the Internal Revenue Service on or after the Closing Date.

(d)          Registration Rights Agreement and Lock-Up Agreements. Easterly shall deliver, or cause to be delivered, to Sirius a counterpart of each of the Registration Rights Agreement and each Lock-Up Agreement duly executed by Sponsor and each Permitted Transferee (as defined in the Sponsor Letter) (if any).

(e)          Material Adverse Effect. There has not been a Easterly Material Adverse Effect that is continuing.

Section 6.3           Conditions to Obligation of Easterly to Effect the Merger. The obligation of Easterly to consummate the Merger and the other Transactions is subject to the satisfaction on or prior to the Closing Date of the following conditions (which may be waived in whole or in part by Easterly):

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(a)          Representations and Warrants of Sirius and Merger Sub. The representations and warranties of Sirius and Merger Sub set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Sirius Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to have a Sirius Material Adverse Effect; provided, that the representations and warranties of Sirius set forth in Section 4.3(a), Section 4.5 and Section 4.8 shall be true and correct (other than, in the case of Section 4.3(a), such failures to be true and correct as are de minimis) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date). Easterly shall have received a certificate validly executed and signed on behalf of Sirius by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(b)          Performance of Obligations of Sirius and Merger Sub. Sirius and Merger Sub shall have performed or complied with, as applicable, all of the obligations, agreements and covenants required by this Agreement to be performed or complied with by each of them in all material respects and Easterly shall have received a certificate validly executed and signed on behalf of Sirius by its chief executive officer or chief financial officer certifying that this condition has been satisfied.

(c)          Registration Rights Agreement and Lock-Up Agreements. Sirius shall deliver, or cause to be delivered, to Easterly a counterpart of the Registration Rights Agreement and each Lock-Up Agreement duly executed by the Sirius and the other Sirius shareholder party thereto (other than Sponsor and any Permitted Transferee).

(d)          Material Adverse Effect. There has not been a Sirius Material Adverse Effect that is continuing.

Article VII

TERMINATION

Section 7.1           Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after the Easterly Stockholder Approval:

(a)          By the mutual written consent of Sirius and Easterly.

(b)          By either of Easterly or Sirius:

(i)          if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining or otherwise prohibiting the Transactions and such Order shall have become final and non-appealable or if any Governmental Entity that must grant a Consent required hereunder has denied approval of the Transactions and such denial has become final and non-appealable;

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(ii)         if the Transactions shall not have been consummated by November 30, 2018 (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to Easterly or Sirius if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder and such material breach or violation has been the principal cause of or directly resulted in (A) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VI prior to the Outside Date or (B) the failure of the Closing to occur by the Outside Date; or

(iii)        if the Easterly Stockholder Approval shall not have been obtained upon a vote taken thereon at the Easterly Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof.

(c)          By Easterly:

(i)          if Sirius shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, if occurring or continuing on the Closing Date, (A) would give rise to the failure of a condition set forth in Section 6.3(a) or Section 6.3(b) and (B) is not cured by the earlier of the Outside Date and thirty (30) calendar days following written notice of such breach to Sirius, or by its nature or timing is incapable of being cured during such period; provided, that Easterly is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or

(ii)         within five (5) Business Days of receiving a Transaction Notice (as defined in Section 5.2 of the Sirius Disclosure Letter).

(d)          By Sirius:

(i)          If the Extension Amendments are not approved by Easterly’s stockholders on or prior to June 30, 2018;

(ii)         if the Easterly Board or any committee makes, prior to receipt of the Easterly Stockholder Approval, an Easterly Adverse Recommendation Change or Easterly materially breaches its obligations under Section 5.3(b) or Section 5.4; or

(iii)        if Easterly shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform, if occurring or continuing on the Closing Date, (A) would give rise to the failure of a condition set forth in Section 6.2(a) or Section 6.2(b) and (B) is not cured by the earlier of the Outside Date and thirty (30) calendar days following written notice of such breach to Easterly, or by its nature or timing is incapable of being cured during such period; provided, that Sirius is not then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

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Section 7.2           Effect of Termination. In the event of the termination of this Agreement by either Sirius or Easterly as provided in Section 7.1, written notice thereof shall be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Sirius, Merger Sub or Easterly, other than this Section 7.2, Section 7.3 and Article VIII, which provisions shall survive such termination; provided, however, that nothing in this Section 7.2 shall relieve any party from liability for any fraud or Willful Breach. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

Section 7.3           Expenses. Except for (a) the filing or similar fees in connection with obtaining any required approvals of Governmental Entities, including any filing fees with respect to notification filings under the HSR Act, if any, or third parties, (b) the expenses in connection with the filing of the Registration Statement and printing and mailing the Proxy Statement, and (c) all SEC filing fees relating to the Transactions contemplated herein, which fees and expenses shall be borne, in the case of each of clauses (a)-(c), by Sirius, all fees and expenses incurred by the parties hereto shall be borne solely by the party that has incurred such fees and expenses.

Section 7.4           Procedure for Termination or Amendment. A termination of this Agreement pursuant to Section 7.1 or an amendment or waiver of this Agreement pursuant to Section 8.1 or Section 8.2 shall, in order to be effective, require, in the case of Easterly, Sirius and Merger Sub, action by their respective Boards of Directors or a duly authorized committee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Easterly or the shareholders of Sirius.

Article VIII

MISCELLANEOUS

Section 8.1           Amendment and Modification. Subject to applicable Law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the stockholders of Easterly contemplated hereby, by written agreement of the parties hereto at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that no amendment, modification or supplement of this Agreement shall be made following the adoption of this Agreement by the Easterly stockholders unless, to the extent required, approved by such stockholders.

Section 8.2           Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the shareholders or stockholders of Sirius or Easterly. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.3           Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

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Section 8.4           Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, by facsimile transmission (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)          if to Sirius or Merger Sub, to:

Sirius International Insurance Group, Ltd.
14 Wesley Street, 5th Floor

Hamilton HM11 Bermuda
Attention: Gene Boxer
Email: Gene.Boxer@siriusgroup.com

with a copy (which shall not constitute notice) to:

Sidley Austin LLP
One South Dearborn Street
Chicago, IL 60603
Attention: Sean M. Keyvan
Email: skeyvan@sidley.com
Facsimile: (312) 853-7036

(b)          if to Easterly, to:

Easterly Acquisition Corp.
375 Park Avenue, 21st Floor
New York, NY 10152
Attention: Avhsalom Kalichstein

Telephone No: (646) 712-8300
Facsimile: (646) 383-9413

with a copy (which shall not constitute notice) to:

Hogan Lovells US LLP
875 Third Avenue
New York, NY 10022
Attention: Alexander Johnson
Telephone No.: (212) 918-3030
Facsimile: (212) 918-3100

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Section 8.5           Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties (including by facsimile or via portable document format (.pdf)), it being understood that all parties need not sign the same counterpart.

Section 8.6           Entire Agreement; Third Party Beneficiaries. This Agreement (including the Exhibits hereto and the documents and the instruments referred to herein), the Ancillary Agreements, the Confidentiality Agreement and any agreements entered into contemporaneously herewith: (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9 are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.7           Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 8.8           Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger) in the Court of Chancery of the State of Delaware or any court of the United States located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.9           Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be directly or indirectly assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to any entity that is wholly owned, directly or indirectly, by Sirius; provided, that, no such assignment shall be permitted hereunder if such assignment would reasonably be expected to (a) materially prevent or delay the consummation of the Transactions or (b) result in any of the conditions to the Merger set forth in Article VI not being satisfied. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

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Section 8.10         Headings; Interpretation. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. “Include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Sirius Disclosure Letter and the Easterly Disclosure Letter. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “made available,” “delivered” or “provided” or terms of similar import, when used in the representations (including any attendant definitions) shall mean, in the case of Sirius, made available and delivered to Sirius and its Representatives prior to the date of this Agreement and, in the case of Easterly, made available to Easterly and its Representatives prior to the date of this Agreement in the electronic data room maintained by Sirius or delivered to Easterly and its Representatives. Unless otherwise specified, all references to “$” refer to United States dollars. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. All Exhibits and Schedules annexed hereto or referred to herein, and the Easterly Disclosure Letter and the Sirius Disclosure Letter, are hereby incorporated in and made a part of this Agreement as if set forth in full herein; provided, however, that the fact that any item of information is disclosed in either the Easterly Disclosure Letter or the Sirius Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument or Law defined or referred to herein means such Contract, instrument or Law as from time to time amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the parties having the assistance of counsel and other advisers. It is the intention of the parties that this Agreement not be construed more strictly with regard to one party than with regard to the others.

Section 8.11         Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of Law thereof or of any other jurisdiction.

Section 8.12         Exclusive Jurisdiction. Each of the parties hereto (a) consents to submit itself, and hereby submits itself, to the personal jurisdiction of the Court of Chancery of the State of Delaware and any court of the United States located in the State of Delaware, in the event any dispute arises out of this Agreement or any of the Transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any judicial proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction is vested in the Federal courts, any court of the United States located in the State of Delaware and (d) consents to service of process being made through the notice procedures set forth in Section 8.4.

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Section 8.13         Trust Account Waiver. Sirius acknowledges that Easterly is a blank check company with the powers and privileges to effect a Business Combination. Sirius further acknowledges that, as described in the prospectus dated July 29, 2015 (the “Prospectus”), substantially all of Easterly’s assets consist of the cash proceeds of the IPO and private placements of its securities and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Easterly, certain of its public stockholders and the underwriters of the IPO. Sirius acknowledges that it has been advised by Easterly that, except with respect to interest earned on the funds held in the Trust Account that may be released to Easterly to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Easterly completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; and (b) if Easterly fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Easterly in limited amounts to permit Easterly to pay the costs and expenses of its liquidation and dissolution, and then to Easterly’s public stockholders. For and in consideration of Easterly entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, Sirius hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account except upon the Closing and the consummation of the Merger, and agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Easterly.

Section 8.14         WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.15         Definitions.

(a)          As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, Schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.15 or on the corresponding page number of the Index of Defined Terms:

“Adjusted June 30 DBVPS” means (i) the Final June 30 Book Value, (A) decreased by the $7,000,000 deferred underwriting fee payable to Citigroup Global Markets Inc. by Easterly, and (B) as adjusted to take into account the effect determined in accordance with GAAP of any conversion, restructuring or settlement of the Sirius Preference Shares held by IMG Acquisition Holdings, LLC, divided by (ii) the sum of (x) the fully diluted number of Sirius Common Shares outstanding as of June 30, 2018, (y) the number of Sirius Common Shares issuable upon conversion of the Sirius Preference Shares held by IMG Acquisition Holdings, LLC immediately prior to the Effective Time and (z) 593,000 Sirius Common Shares.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, Controls, is controlled by, or is under common Control with, such first Person.

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“Ancillary Agreements” mean the Registration Rights Agreement, the Lock-Up Agreements, the Warrant Amendment and the Sponsor Letter.

“Business Combination” has the meaning specified in the Easterly Charter.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the County of New York or Bermuda are authorized or required by Law to be closed.

“Confidentiality Agreement” means the confidentiality agreement, dated May 31, 2018, between Easterly and Sirius, as the same may be amended, supplemented or otherwise modified by the parties.

“Control” has the meaning specified in Rule 405 under the Securities Act.

“Convertible Promissory Note” means the Convertible Promissory Note, dated as of March 17, 2016, issued by Easterly to Sponsor.

“Designated Investors” has the meaning specified in Section 8.15(a)(i) of the Sirius Disclosure Letter.

“Easterly Closing Outstanding Shares” means the number of shares of Easterly Common Stock issued and outstanding that were originally issued in the IPO less the Redemption Shares.

“Estimated Easterly Cash Per Share” means the amount determined immediately prior to Closing equal to (i) the amount on deposit in the Trust Account plus accrued but unpaid dividends with respect to the funds in the Trust Account as of a date immediately prior to the Closing less amounts payable to redeem the Redemption Shares divided by (ii) the Easterly Closing Outstanding Shares.

“GAAP” means generally accepted accounting principles in the United States.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, without duplication, any obligations, contingent or otherwise, in respect of (i) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any cost associated with prepaying any such debt, (ii) capitalized lease obligations, (iii) letters of credit, (iv) the principal of and premium in respect of obligations evidenced by bonds, debentures, notes and similar instruments and all other obligations of a Person upon which interest is paid by such Person, including accrued interest, (v) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, (vi) negative balances in bank accounts, (vii) amounts in respect of checks in transit, (viii) net cash payment obligations under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination), (ix) all liabilities relating to securitization or factoring programs or arrangements, and (x) all Indebtedness of another Person referred to in clauses (i) through (ix) above guaranteed (including keep well arrangements) directly or indirectly, jointly or severally, in any manner, in each case, other than (A) deposits and (B) federal or other similar governmental funds borrowings.

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“Insurance Regulator” means any insurance supervisory department or officials having jurisdiction over any part of the operations, business, assets, liabilities, products and services of any of the Reinsurance Subsidiaries, including Lloyd’s.

“Insurance Reserves” means any reserves, funds or provisions for losses, claims, premiums, loss and loss adjustment expenses (including reserves for incurred but not reported losses and loss adjustment expenses) and other Liabilities in respect of the insurance or reinsurance contracts issued by the Reinsurance Subsidiaries.

“Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; copyrights and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

“Investment Assets” means any investment assets (whether or not required by GAAP or SAP to be reflected on a balance sheet) beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by Sirius or any Sirius Subsidiary, including bonds, notes, debentures, mortgage loans, real estate and all other instruments of indebtedness, stocks, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives and all other assets, in each case acquired for investment purposes, but excluding, for the avoidance of doubt, any equity securities of the Sirius Subsidiaries owned by Sirius or other Sirius Subsidiary.

“June 30 Book Value” means the book value of Sirius determined based on GAAP on a consolidated basis, as set forth in the final, Sirius Board approved, unaudited GAAP consolidated financial statements of Sirius for the six months ended June 30, 2018.

“Knowledge” means the actual knowledge of the individuals set forth in Section 8.15(a)(i) of the Easterly Disclosure Letter, in the case of Easterly, or Section 8.15(a)(ii) of the Sirius Disclosure Letter, in the case of Sirius.

“Laws” means, any United States, Bermuda, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Liens” means, any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever, excluding restrictions imposed by securities Laws.

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“Lloyd’s” means the Society and Corporation of Lloyd’s incorporated under the Lloyd’s Acts 1871 to 1982 (including the council constituted by the Lloyd’s Act 1982 and any delegate or Person through whom the council is authorized to act)

“Material Adverse Effect” means, with respect to Easterly, on the one hand, or Sirius, on the other hand, any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate, (i) has or would be reasonably expected to have a material adverse effect on the business, results of operations, assets, liabilities or financial condition of such party and its Subsidiaries, taken as a whole, except to the extent such material adverse effect results from (A) any changes in regional or global economic conditions, including changes affecting credit, financial or capital markets or changes in interest rates or exchange rates, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (B) any changes in conditions generally affecting any of the industries in which such party and its Subsidiaries operate, except to the extent that such changes in conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in such industries, (C) any decline in the market price or trading volume or credit rating of such party or the securities of such party (it being understood that the facts or occurrences giving rise to or contributing to such decline may be taken into account in determining whether there has been or would be a Material Adverse Effect), (D) any regulatory, legislative or political conditions, in each case in the United States or any other jurisdiction, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (E) any failure, in and of itself, by such party to meet any internal or external projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be taken into account in determining whether there has been or would be a Material Adverse Effect), (F) the execution and delivery of this Agreement or the public announcement, performance, pendency or consummation of the Merger or any of the other Transactions, including the impact thereof on the relationships, contractual or otherwise, of such party or any of its Subsidiaries with customers, employees, suppliers or other Persons or any litigation arising from this Agreement or the Transactions, (G) any change or prospective change in applicable Laws, regulation, GAAP or SAP (or authoritative interpretations thereof), (H) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate, (I) any action permitted or required to be taken pursuant to or in accordance with this Agreement or taken at the request of the other party or with the other party’s express written consent or (J) volcanoes, tsunamis, pandemics, earthquakes, floods, storms, hurricanes, tornados or other natural disasters or acts of God, except to the extent that such conditions have a greater adverse materially disproportionate effect on such party and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which such party and any of its Subsidiaries operate; or (ii) would prevent or materially delay the consummation by Easterly or Sirius, as applicable, of the Merger and the other Transactions on a timely basis.

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“Material Contracts” shall mean (i) with respect to Sirius or any of its Subsidiaries, (A) any Contract which contains a material non-compete or client or customer non-solicit requirement or any other provision that materially restricts the conduct of any line of business by Sirius or any of its Subsidiaries, (B) any Contract with or to a labor union or guild (including any collective bargaining agreement), (C) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements, in each case relating to Indebtedness in excess of $15,000,000 (other than deposit liabilities, trade payables, and securities sold under repurchase agreements), (D) any Contract that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Sirius or its Subsidiaries, taken as a whole, (E) any Contract that is a consulting agreement or data processing, software programming or licensing Contract involving the payment of more than $2,000,000 per annum (other than any such Contracts which are terminable by Sirius or its Subsidiaries on 60 days or less notice without any required payment or other conditions (other than the condition of notice)) and (F) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Sirius or any of its Subsidiaries of assets with a fair market value in excess of $10,000,000 as to which there are any material ongoing obligations of Sirius, other than the sale of loans or securities in the ordinary course; or (ii) with respect to Easterly, (A) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Securities Act), whether or not filed by Easterly with the SEC, (B) any Contract relating to the disposition or acquisition, directly or indirectly (by merger or otherwise), by Easterly of assets, securities, or properties, (C) any Contract relating to the Trust Account or the assets thereof, (D) any Contract with any officer, director or Affiliate of Easterly or with any underwriter of the IPO or (E) any other Contract under which Easterly is obligated to make payment or incur costs in excess of $100,000 in any year.

“NASDAQ” means The NASDAQ Stock Market.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, and (vii) any purchase money security interests, equipment leases or similar financing arrangements.

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“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing or, to the Knowledge of the Person in question, investigation or inquiry (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Proxy Statement” means a proxy statement relating to the adoption and approval of this Agreement by Easterly’s stockholders.

“Reinsurance Subsidiaries” means the Subsidiaries set forth in Section 8.15(a)(iii) of the Sirius Disclosure Letter.

“SAP” means, with respect to any Reinsurance Subsidiary, the statutory accounting practices prescribed or permitted by its domiciliary Insurance Regulator, including, if applicable, International Financial Reporting Standards.

“Sirius Common Shares” means Sirius common shares of par value U.S.$0.01 each.

“Sponsor” means Easterly Acquisition Sponsor, LLC, a Delaware limited liability company.

“Subsidiary” when used with respect to any party means any company, corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such company, corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such party’s financial statements under GAAP.

“Tax Return” shall mean any return, report or statement filed or required to be filed with any Governmental Entity with respect to Taxes, including any information Tax Return required to be sent to any Person, any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Taxes” shall mean (i) all taxes of any kind whatsoever imposed by any Governmental Entity, including those on or measured by or referred to as income, gross receipts, sales, use, ad valorem, excise, employment, escheat, withholding (with respect to amounts received or paid), franchise, profits, license, value added, property or windfall profits taxes, customs, duties or similar taxes, fees, assessments or charges of any kind whatsoever, (ii) any liability for the payment of amounts determined by reference to amounts described in clause (i) as a result of being or having been a member of any group of Persons that files, will file, or has filed Tax Returns on a combined, consolidated, unitary or similar basis, as a result of any obligation under any agreement or arrangement (including any tax sharing arrangement), as a result of being a transferee or successor, or by contract or otherwise, and (iii) in the case of each of the Taxes described under clause (i) and (ii), any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Entity, domestic or foreign with respect thereto.

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“Willful Breach” means (i) with respect to any breach of a representation or warranty contained in this Agreement, a material breach of such representation or warranty that has been made with the Knowledge of the breaching party, (ii) with respect to any breaches or failures to perform any of the covenants or other agreements contained in this Agreement, a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching party with the Knowledge that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement and (iii) the failure by any party to consummate the Transactions when it is required to do so pursuant to this Agreement.

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IN WITNESS WHEREOF, Sirius, Easterly, and Merger Sub have duly executed this Agreement, all as of the date first written above.

SIRIUS INTERNATIONAL INSURANCE
GROUP, LTD.

By:	/s/ Allan L. Waters
Name: Allan L. Waters
Title: President & Chief Executive Officer

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein
Name: Avshalom Kalichstein
Title: Chief Executive Officer

SIRIUS ACQUISITIONS HOLDING COMPANY III

By:	/s/ Robert P. Kuehn
Name: Robert P. Kuehn
Title: Secretary

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

SPONSOR LETTER

June 23, 2018

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of date hereof (as it may be amended, supplemented or otherwise modified, the “Merger Agreement”), by and among Sirius International Insurance Group, Ltd., a Bermuda exempted company (“Sirius”), Easterly Acquisition Corp., a Delaware corporation (“Easterly”), and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned Subsidiary of Sirius (“Merger Sub”). All capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement. This letter agreement (“Letter Agreement”) is being entered into by and among Easterly, Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (“Easterly Sponsor”), and Sirius in connection with the Merger Agreement and the Transactions. This Letter Agreement represents the “Sponsor Letter” contemplated by the Merger Agreement.

In consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Easterly, Easterly Sponsor and Sirius hereby agree as follows:

1.          Share Cancellation. Effective as of the Closing and contingent upon the consummation of the Merger, Easterly shall cancel, and Easterly Sponsor shall surrender 3,928,000 shares of Easterly Common Stock held by Easterly Sponsor (the “Surrendered Sponsor Shares”); provided that the number of Surrendered Sponsor Shares shall be (i) decreased by 0.50 of a share of Easterly Common Stock for every $100 that the sum of (A) cash in the Trust Account at the Closing plus (B) the proceeds of the PIPE (the sum of (A) and (B), the “Amount Raised”) is greater than $120,000,000 (provided, that if the Amount Raised is greater than or equal to $150,000,000, then, solely with respect to any portion of the Amount Raised that is funded from the Designated Investors (the “Designated Investors Investment”), the number of Surrendered Sponsor Shares shall be decreased by 0.25 (in lieu of 0.50) of a share of Easterly Common Stock for every $100 of the Reduced Rate Amount (as defined below)), or (ii) increased by 0.50 of a share of Easterly Common Stock for every $100 that the Amount Raised is less than $120,000,000. The “Reduced Rate Amount” shall mean the lesser of (x) the Amount Raised minus $150,000,000 and (y) the Designated Investors Investment. For example, if the Amount Raised is $160,000,000, with the Designated Investors Investment equal to $20,000,000, then the Reduced Rate Amount shall equal $10,000,000 and the number of Surrendered Sponsor Shares shall equal 3,753,000 (calculated by subtracting from 3,928,000 an amount equal to the sum of (1) (x) $10,000,000 divided by $100 multiplied by (y) 0.25 and (2) (x) $30,000,000 divided by $100 multiplied by (y) 0.50). For another example, if the Amount Raised is $180,000,000, with the Designated Investors Investment equal to $20,000,000, then the Reduced Rate Amount shall equal $20,000,000 and the number of Surrendered Sponsor Shares shall equal 3,678,000 (calculated by subtracting from 3,928,000 an amount equal to the sum of (1) (x) $20,000,000 divided by $100 multiplied by (y) 0.25 and (2) (x) $40,000,000 divided by $100 multiplied by (y) 0.50). Notwithstanding any of the foregoing, the minimum number of Surrendered Sponsor Shares shall be 3,328,000 and the maximum number of Surrendered Sponsor Shares shall be 4,528,000. Upon the consummation of the Merger and the other Transactions, all the Surrendered Sponsor Shares shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefore, all as set forth in this Letter Agreement and in the Merger Agreement.

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2.          Private Placement Warrants. At the Closing, Easterly shall cancel, and Easterly Sponsor shall surrender, the 6,750,000 warrants to acquire Easterly Common Stock acquired by Easterly Sponsor in a private placement in connection with the IPO.

3.          Conditions to Effectiveness; Termination. The provisions set forth in paragraphs 1, 2, 4 and 5 of this Letter Agreement shall take effect, and are conditioned in all respects, on the Closing of the Merger. In the event that the Merger Agreement is terminated in accordance with Section 7.1 thereof, this Letter Agreement shall terminate without any further action by Easterly, Easterly Sponsor or Sirius and shall be of no further force or effect. Notwithstanding the foregoing, nothing set forth in this Letter Agreement shall relieve any party hereto from liability, or otherwise limits the liability of any party hereto, for any breach of this Letter Agreement.

4.          Payment Obligations of Easterly Sponsor. Easterly Sponsor agrees to pay or reimburse Easterly or Sirius for all liabilities and obligations of Easterly due and owing or incurred at or prior to the Effective Time to the extent not paid by Easterly using unrestricted cash and up to $2,000,000 from the Trust Account pursuant to Section 5.13 of the Merger Agreement (for the avoidance of doubt, except for $2,000,000, no funds held in or released from the Trust Account shall be used to make such payments, provided, that the $7,000,000 deferred underwriting fee payable to Citigroup Global Markets Inc. by Easterly shall be paid out of the funds released from the Trust Account). Easterly agrees to provide to Sirius prior to the Closing Date a schedule describing in reasonable detail the liabilities and obligations of Easterly to be paid using such $2,000,000 from the Trust Account.

5.          Convertible Promissory Note. To the extent all amounts due and owing by Easterly to Easterly Sponsor under the Convertible Promissory Note will not be repaid in full at the Effective Time (using Easterly’s unrestricted cash and up to $2,000,000 from the Trust Account, as permitted pursuant to paragraph 4 hereof and Section 5.13 of the Merger Agreement), Easterly Sponsor agrees to contribute to Easterly for no consideration, as a contribution to the capital of Easterly, effective immediately prior to the Effective Time, all amounts due and owing by Easterly to Easterly Sponsor under the Convertible Promissory Note. Easterly Sponsor and Easterly agree that, upon such contribution or upon such repayment in full, the Convertible Promissory Note shall terminate and be of no further force and effect.

6.          Agreement to Vote; Irrevocable Proxy.

a.          Easterly Sponsor hereby agrees that, while this Letter Agreement is in effect, at any meeting of Easterly stockholders, however called, or any adjournment or postponement or written consent in lieu thereof, Easterly Sponsor shall be present (in person or by proxy) and vote (or cause to be voted) all of Easterly Sponsor’s shares of Easterly Common Stock: (a) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby (including any motion to adjourn or postpone the Easterly Stockholders Meeting as required or permitted by the Merger Agreement); (b) against (i) any agreement or arrangement related to any Easterly Acquisition Proposal other than the Merger Agreement, (ii) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Easterly, and (iii) any other action or transaction the consummation of which is intended, or could reasonably be expected, to impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other Transactions; and (c) in favor of any other matter necessary for consummation of the Merger and the other Transactions that is considered at any such meeting of stockholders, and in connection with the above to execute any documents reasonably requested by Sirius that are necessary or appropriate in order to effectuate the foregoing.

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b.          Solely with respect to the matters described in clause a. of this paragraph 6, while this Letter Agreement is in effect, Easterly Sponsor hereby irrevocably appoints Sirius (or any nominee of Sirius) as its attorney and proxy with full power of substitution and resubstitution, to the full extent of Easterly Sponsor’s voting rights with respect to Easterly Sponsor’s shares of Easterly Common Stock (which proxy is irrevocable and which appointment is coupled with an interest) to vote all of Easterly Sponsor’s shares of Easterly Common Stock solely on the matters described in clause a. of this paragraph 6, and in accordance therewith. Easterly Sponsor hereby revokes any proxies previously granted that would otherwise conflict with the proxy contemplated pursuant to this paragraph and agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the termination of this Letter Agreement.

c.          Easterly Sponsor hereby agrees, while this Letter Agreement is in effect, that any shares of Easterly Common Stock acquired by Easterly Sponsor after the date hereof (including, without limitation, upon exercise of any Easterly Warrant) shall be subject to the terms of this Letter Agreement as though owned by Easterly Sponsor on the date hereof.

7.          Representations and Warranties of Easterly Sponsor. Easterly Sponsor hereby represents and warrants to Sirius as follows:

a.          Power; Due Authorization; Binding Agreement. Easterly Sponsor has full limited liability company power and authority to execute and deliver this Letter Agreement, to perform Easterly Sponsor’s obligations hereunder and to consummate the transactions contemplated hereby. This Letter Agreement has been duly and validly executed and delivered by Easterly Sponsor and constitutes a valid and binding agreement of Easterly Sponsor, enforceable against Easterly Sponsor in accordance with its terms, except to the extent that enforceability may be subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors rights generally and to general principles of equity.

b.          Ownership of Shares. Easterly Sponsor is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 4,928,000 shares of Easterly Common Stock, such shares are free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such shares), except as provided hereunder, in the letter agreement dated as of July 29, 2015, by and among Easterly, Easterly Sponsor and the other parties thereto, or pursuant to any applicable restrictions on transfer under the Securities Act of 1933, as amended, and as of the date hereof, and Easterly Sponsor does not own, beneficially or otherwise, any other shares of Easterly Common Stock.

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c.          No Conflicts. The execution and delivery of this Letter Agreement by Easterly Sponsor does not, and the performance of the terms of this Letter Agreement by Easterly Sponsor will not, (a) require Easterly Sponsor to obtain the consent or approval of, or make any filing with or notification to, any Governmental Entity, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Easterly Sponsor or Easterly Sponsor’s properties or assets, (c) conflict with or violate any organizational document or law, rule, regulation, order, judgment or decree applicable to Easterly Sponsor or pursuant to which any of Easterly Sponsor’s properties or assets are bound or (d) result in the imposition of any Lien on any asset of Easterly Sponsor.

d.          Voting Power. Easterly Sponsor has full voting power, full power of disposition, full power to issue instructions with respect to the matters set forth in this Letter Agreement and full power to agree to all of the matters set forth in this Letter Agreement, in each case with respect to all of Easterly Sponsor’s shares of Easterly Common Stock. Such shares are not, with respect to the voting or transfer thereof, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

e.          Reliance by Sirius. Easterly Sponsor understands and acknowledges that Sirius is entering into the Merger Agreement in reliance upon Easterly Sponsor’s execution and delivery of this Letter Agreement.

8.          Restriction on Transfer. Easterly Sponsor hereby agrees, while this Letter Agreement is in effect, at any time prior to the Outside Date, not to, other than as may be specifically required by a court order, (i) assign or otherwise dispose of (including, without limitation, by gift, merger, consolidation or reorganization), or enter into any contract, option or other agreement providing for the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of Easterly Sponsor’s shares of Easterly Common Stock (any such action, a “Transfer”), (ii) grant any proxies or powers of attorney (except as contemplated by paragraph 6 above), deposit any of Easterly Sponsor’s shares of Easterly Common Stock into a voting trust or enter into a voting agreement with respect to any such shares, or (iii) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of Easterly Sponsor herein untrue or incorrect. Any attempted Transfer of the Easterly Sponsor’s shares of Easterly Common Stock, or any interest therein, in violation of this paragraph shall be null and void. Easterly shall not register the transfer of any shares of Easterly Common Stock by Easterly Sponsor unless such transfer is made in accordance with the terms of this Letter Agreement. Notwithstanding the foregoing, Easterly Sponsor shall be permitted to enter into any contract, option or other agreement providing for a Transfer to another Person (a “Permitted Transferee”) if (A) such Transfer occurs at the Effective Time and does not effect a Transfer of any Sponsor Surrendered Shares and (B) the Permitted Transferee has agreed in writing (the form and substance of which is reasonably acceptable to Sirius) to be bound by the terms of this Letter Agreement.

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9.          No Solicitation. Easterly Sponsor hereby agrees to comply with the obligations imposed on Easterly’s Representatives pursuant to Section 5.4 of the Merger Agreement.

10.         Miscellaneous.

a.          Nothing in this Letter Agreement shall limit or prevent Easterly Sponsor or its Affiliates from acting in his or her capacity as an officer or director of Easterly in accordance with his or her fiduciary duties.

b.          This Letter Agreement may be amended only by a written instrument executed by Easterly, Easterly Sponsor and Sirius.

c.           This Letter Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party shall be entitled to assign or delegate any of its rights or duties hereunder without first obtaining the express prior written consent of each other party hereto, such consent not to be unreasonably withheld.

d.          This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts entered into within the borders of such state and without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in United States District Court for the District of Delaware or any Delaware State court, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.  EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

e.          The parties agree that irreparable damage would occur in the event that any of the provisions of this Letter Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, Sirius shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Letter Agreement and to enforce specifically the terms and provisions of this Letter Agreement in the Delaware Court of Chancery, this being in addition to any other remedy to which Sirius is entitled at law or in equity. Easterly Sponsor hereby further waives any requirement under any law to post security as a prerequisite to obtaining equitable relief.

f.            This Letter Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which counterparts, when taken together, shall constitute but one and the same letter agreement. The exchange of copies of this Letter Agreement and of signature pages hereto by facsimile or electronic mail in portable document format shall constitute effective execution and delivery of this letter agreement. Signatures of the parties transmitted by facsimile or electronic mail in portable document format shall be deemed to be the parties’ original signatures for all purposes.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, the undersigned have caused this Letter Agreement to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

EASTERLY ACQUISITION CORP.

By:	/s/ Avshalom Kalichstein
Name: Avshalom Kalichstein
Title: Chief Executive Officer

EASTERLY ACQUISITION SPONSOR, LLC

By:	/s/ Avshalom Kalichstein
Name: Avshalom Kalichstein
Title: Managing Director

SIRIUS INTERNATIONAL INSURANCE
Group, LTD.

By:	/s/ Allan L. Waters
Name: Allan L. Waters
Title: President & Chief Executive Officer

[Signature page to Sponsor Letter]

EXHIBIT B

FORM OF PROMISSORY NOTE

THIS PROMISSORY NOTE (THIS “NOTE”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THIS NOTE HAS BEEN ACQUIRED FOR INVESTMENT ONLY AND MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF REGISTRATION OF THE RESALE THEREOF UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY IN FORM, SCOPE AND SUBSTANCE TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED.

EASTERLY ACQUISITION CORP.

PROMISSORY NOTE

Principal Amount: See Schedule A	Dated as of June 23, 2018
New York, New York

This Promissory Note (this “Note”) is made by Easterly Acquisition Corp., a Delaware corporation (the “Maker”), to Sirius International Insurance Group, Ltd. (the “Payee”). The Maker promises to pay to the order of the Payee the principal balance as set forth on Schedule A hereto, which schedule shall be updated from time to time by the parties hereto to reflect all advances outstanding under this Note. All payments on this Note shall be made by check or wire transfer of immediately available funds or as otherwise determined by the Maker to such account as the Payee may from time to time designate by written notice in accordance with the provisions of this Note. Payee is under no obligation to make any advance or readvances pursuant to this Note.

1.             Principal. All unpaid principal and interest under this Note shall be due and payable upon the date (the “Maturity Date”) that Maker consummates its initial business combination (the “Business Combination”) and on which the cash in Maker’s trust account established at the time of Maker’s initial public offering (the “Trust Account”) is released to Maker. The principal on this Note including any investment income thereon shall be deposited in a separate account that is part of the Trust Account that shall be used as collateral to secure the repayment of the principal and interest on the Note to the Payee (the “Separate Account”). Any outstanding principal and interest amount under this Note may be prepaid at any time by the Maker, at its election and without penalty. Payee shall lend Maker an amount in cash (A) on July 1, 2018 equal to the product of (x) $0.03 and (y) the number of shares of Maker common stock, par value $0.0001 per share (“Common Stock”), outstanding as of such date, excluding the 5,000,000 shares owned by Easterly Acquisition Sponsor, LLC (the “Sponsor”) and the directors of Maker (the “Founder Shares”), (B) on August 1, 2018, equal to the product of (x) $0.03 and (y) the number of shares of Common Stock outstanding as of such date, excluding the Founder Shares, (C) on September 1, 2018, equal to the product of (x) $0.03 and (y) the number of shares of Common Stock outstanding as of such date, excluding the Founder Shares, (D) on October 1, 2018, equal to the product of (x) $0.03 and (y) the number of shares of Common Stock outstanding as of such date, excluding the Founder Shares, and (E) on November 1, 2018, equal to the product of (x) $0.03 and (y) the number of shares of Common Stock outstanding as of such date, excluding the Founder Shares; provided, however, that if the Business Combination occurs at any time prior to a funding date set forth in the preceding clauses (A) through (E), then any funding required by this Note shall be prorated through the date of the closing of the Business Combination and all future fundings shall not be required; provided, further, that if an amendment to Maker’s amended and restated certificate of incorporation (as amended) to extend the date by which Maker must consummate a Business Combination until November 30, 2018 and a related amendment to the agreement governing the Trust Account are not approved by Maker’s stockholders prior to June 30, 2018, then no fundings under this Note shall be required and this Note shall automatically terminate and be of no further force and effect immediately after such special meeting. Maker shall promptly deposit each funding from Payee into the separate account that is part of the Trust Account that was established for the benefit of the holders of the Common Stock, excluding the Founder Shares.

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2.             Interest. This Note shall bear interest in an amount equal to the income (if any) actually earned from investing the principal on the Note.

3.             Application of Payments. All payments shall be applied first to payment in full of any costs incurred in the collection of any amount due under this Note, including (without limitation) reasonable attorneys’ fees and expenses, then to the payment in full of any late charges, then to the payment of interest and finally to the reduction of the unpaid principal balance of this Note.

4.             Events of Default. The occurrence of any of the following shall constitute an event of default (“Event of Default”):

(a)          Failure to Make Required Payments. Failure by Maker to pay the principal amount due pursuant to this Note within five (5) business days of the Maturity Date.

(b)          Voluntary Bankruptcy, etc. The commencement by Maker of a voluntary case under any applicable bankruptcy, insolvency, reorganization, rehabilitation or other similar law, or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of Maker or for any substantial part of its property, or the making by it of any assignment for the benefit of creditors, or the failure of Maker generally to pay its debts as such debts become due, or the taking of corporate action by Maker in furtherance of any of the foregoing.

(c)          Involuntary Bankruptcy, etc. The entry of a decree or order for relief by a court having jurisdiction in the premises in respect of Maker in an involuntary case under any applicable bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of Maker or for any substantial part of its property, or ordering the winding-up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

5.             Remedies.

(a)          Upon the occurrence of an Event of Default specified in Section 4(a) hereof, Payee may, by written notice to Maker, declare this Note to be due immediately and payable, whereupon the unpaid principal amount of this Note, and all other amounts payable thereunder, shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the documents evidencing the same to the contrary notwithstanding.

(b)          Upon the occurrence of an Event of Default specified in Sections 4(b) and 4(c), the unpaid principal balance of this Note, and all other sums payable with regard to this Note, shall automatically and immediately become due and payable, in all cases without any action on the part of Payee.

6.             Representations of Maker. The Maker hereby represents and warrants on and as of the date hereof that: (i) the Maker has the requisite power and authority to execute, deliver, and perform its obligations under this Note, and the Maker has taken all necessary action to authorize the same, and such execution, delivery, and performance do not violate or contravene, or result in a breach or violation of, or constitute a default under, its organizational documents or any law, regulation, agreement, writ, or order or contractual restriction, applicable to or binding upon it or any of its assets and will not result in any lien upon any assets of the Maker; and (ii) this Note has been duly executed and delivered, and constitutes the legal, valid, and binding obligation of the Maker, enforceable against the Maker in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

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7.             Waivers. Maker and all endorsers and guarantors of, and sureties for, this Note waive presentment for payment, demand, notice of dishonor, protest, and notice of protest with regard to this Note, all errors, defects and imperfections in any proceedings instituted by Payee under the terms of this Note, and all benefits that might accrue to Maker by virtue of any present or future laws exempting any property, real or personal, or any part of the proceeds arising from any sale of any such property, from attachment, levy or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Maker agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, on any writ of execution issued hereon, may be sold upon any such writ in whole or in part in any order desired by Payee.

8.             Unconditional Liability. Maker hereby waives all notices in connection with the delivery, acceptance, performance, default, or enforcement of the payment of this Note, and agrees that its liability shall be unconditional, without regard to the liability of any other party, and shall not be affected in any manner by any indulgence, extension of time, renewal, waiver or modification granted or consented to by Payee, and consents to any and all extensions of time, renewals, waivers, or modifications that may be granted by Payee with respect to the payment or other provisions of this Note, and agrees that additional makers, endorsers, guarantors, or sureties may become parties hereto without notice to Maker or affecting Maker’s liability hereunder.

9.             Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service or facsimile or electronic transmission to the address designated in writing, (ii) by facsimile to the number most recently provided to such party or such other address or fax number as may be designated in writing by such party and (iii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given on the day of delivery, if delivered personally, on the business day following receipt of written confirmation, if sent by facsimile or electronic transmission, one (1) business day after delivery to an overnight courier service or five (5) days after mailing if sent by mail.

10.           Governing Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF DELAWARE, WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS THEREOF.

11.           Submission to Jurisdiction. Any legal action or proceeding with respect to this Note may be brought in the Court of Chancery of the State of Delaware and any court of the United States Located in the State of Delaware, and any appellate court from any thereof and, by execution and delivery of this Note, the Maker hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Maker irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Maker at its address specified pursuant to Section 9 above, such service to become effective seven days after such mailing. Nothing herein shall affect the right of the Payee or any holder of this Note to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Maker in any other jurisdiction. The Maker hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Note brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

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12.           Severability. Any provision contained in this Note that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

13.           Trust Waiver. Notwithstanding anything herein to the contrary, the Payee hereby waives any and all right, title, interest or claim of any kind (“Claim”) in or to any distribution of or from the trust account (other than the Separate Account in the event that the Business Combination consummates) established with the proceeds of the initial public offering of Maker (the “IPO (including the deferred underwriters discounts and commissions) and the proceeds from private placements of Maker’s securities, which were deposited in the trust account, as described in greater detail in the registration statement and prospectus filed with the Securities and Exchange Commission in connection with the IPO on July 29, 2015, and hereby agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the trust account (other than the Separate Account in the event that the Business Combination consummates) for any reason whatsoever.

14.           Amendment; Waiver. Any amendment hereto or waiver of any provision hereof may be made with, and only with, the written consent of the Maker and the Payee. Neither the failure nor delay on the part of the Payee to exercise any right, power or privilege under this Note and no course of dealing between the Maker and the Payee shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under this Note preclude any other or further exercise thereof, or the exercise of any other right, power or privilege. The rights and remedies herein expressly provided are cumulative and not exclusive of any rights or remedies which the Payee would otherwise have. No notice to or demand on the Maker in any case shall entitle the Maker to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of the Payee to any other or further action in any circumstances without notice or demand.

15.           Successors and Assigns. Subject to the restrictions on transfer in Sections 16 and 17 below, the rights and obligations of the Maker and Payee hereunder shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of any party hereto (by operation of law or otherwise) with the prior written consent of the other party hereto and any attempted assignment without the required consent shall be void.

16.           Transfer of this Note. With respect to any offer, sale or other disposition of this Note, Payee shall give written notice to Maker prior thereto, describing briefly the manner thereof, together with (i) except for a Permitted Transfer, in which case the requirements in this clause (i) shall not apply, a written opinion reasonably satisfactory to the Maker in form and substance from counsel reasonably satisfactory to the Maker to the effect that such offer, sale or other distribution may be effected without registration or qualification under any federal or state law then in effect and (ii) a written undertaking executed by the desired transferee reasonably satisfactory to the Maker in form and substance agreeing to be bound by the restrictions on transfer contained herein. Upon receiving such written notice, reasonably satisfactory opinion, or other evidence, and such written acknowledgement, the Maker, as promptly as practicable, shall notify Payee that Payee may sell or otherwise dispose of this Note, all in accordance with the terms of the notice delivered to the Maker. If a determination has been made pursuant to this Section 16 that the opinion of counsel for Payee, or other evidence, or the written acknowledgment from the desired transferee, is not reasonably satisfactory to the Maker, the Maker shall so notify Payee promptly after such determination has been made. Each Note thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Maker such legend is not required in order to ensure compliance with the Securities Act. The Maker may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of this Note shall be registered upon registration on the books maintained for such purpose by or on behalf of the Maker. Prior to presentation of this Note for registration of transfer, the Maker shall treat the registered holder hereof as the owner and holder of this Note for the purpose of receiving all payments of principal hereon and for all other purposes whatsoever, whether or not this Note shall be overdue and the Maker shall not be affected by notice to the contrary. For purposes hereof “Permitted Transfer” shall mean any transfer to Payee’s officers or directors, any affiliates or family members of any of Payee’s officers or directors, any members of Payee or their affiliates, or any affiliates of Payee.

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17.           Acknowledgment. Payee is acquiring this Note for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof. Payee understands that the acquisition of this Note involves substantial risk. Payee has experience as an investor in securities of companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment in this Note, and has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of this investment in this Note and protecting its own interests in connection with this investment.

18.           Agreed Tax Treatment. For all tax purposes, the Maker and the Payee agree to treat this Note (i) as a collateral arrangement to secure a payment of a termination fee to Trust Account and Maker in the event that the Business Combination is not consummated, which collateral shall be returned to Payee in the event that a Business Combination is consummated and (ii) Payee as the owner of the principal amount and investment income thereon at all times, and to file all Tax Returns consistently therewith.

19.           Further Assurances. At any time and from time to time, the Maker agrees that the Maker will cooperate with the Payee and will execute and deliver, or cause to be executed and delivered, all such further instruments and documents, and will take all such further actions, as the Payee may reasonably request in order to carry out the provisions and purposes of this Note.

[Signature Page Follows]

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IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has caused this Note to be duly executed by the undersigned as of the day and year first above written.

EASTERLY ACQUISITION CORP.

By:
Name:
Title:

ACKNOWLEDGED AND AGREED

AS OF THE DATE FIRST WRITTEN ABOVE:

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:
Name:
Title:

[Signature page to Promissory Note]

SCHEDULE A

Subject to the terms and conditions set forth in this Note to which this schedule is attached, the principal balance due under this Note shall be set forth in the table below and shall be updated from time to time to reflect all advances and readvances outstanding under this Note.

Date	Drawing	Principal Balance
July 1, 2018
August 1, 2018
September 1, 2018
October 1, 2018
November 1, 2018

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EXHIBIT C

FORM OF

REGISTRATION RIGHTS AGREEMENT

THIS REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [●], 2018, is made and entered into by and among SIRIUS INTERNATIONAL INSURANCE GROUP, LTD., a Bermuda exempted company (the “Company”), CM BERMUDA LTD., an exempted Bermuda limited liability company (“CMB”), and EASTERLY ACQUISITION SPONSOR, LLC, a Delaware limited liability company (“Easterly Sponsor”; Easterly Sponsor, CMB and any Person who hereafter becomes a party to this Agreement pursuant to Section 5.2 of this Agreement, so long as each such Person holds any Registrable Securities (as defined below), a “Holder” and collectively the “Holders”).

RECITALS

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 23, 2018, by and among the Company, Easterly Acquisition Corp., a Delaware corporation (“Easterly”), and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), as of the Effective Time (as defined in the Merger Agreement), Merger Sub merged with and into Easterly (the “Merger”), with Easterly being the surviving entity in the Merger and a wholly owned subsidiary of the Company;

WHEREAS, immediately prior to the Effective Time of the Merger, after giving effect to the transactions contemplated by that certain Redemption Agreement (the “Redemption Agreement”), dated as of [●], 2018, by and between the Company and CMB, CMB was the holder of [●] common shares of the Company, par value $0.01 per share (the “Common Shares”), representing all of the issued and outstanding Common Shares;

WHEREAS, immediately prior to the Effective Time of the Merger, Easterly Sponsor was the holder of [●] shares of common stock of Easterly, par value $0.0001 per share (the “Easterly Common Stock”);

WHEREAS, pursuant to the Merger Agreement, at the Effective Time of the Merger, each issued and outstanding share of Easterly Common Stock (other than Redemption Shares (as defined in the Merger Agreement)) was converted into the right to receive newly issued Common Shares;

WHEREAS, immediately following the Effective Time of the Merger, after giving effect to the transactions contemplated by the Redemption Agreement, CMB was the holder of [●] Common Shares (the “CMB Shares”) and Easterly Sponsor was the holder of [●] Common Shares (the “Easterly Sponsor Shares”); and

WHEREAS, the Company and the Holders desire to enter into this Agreement in connection with the closing of the transactions contemplated by the Merger Agreement to grant the Holders certain registration rights with respect to certain securities of the Company, on the terms and conditions set forth in this Agreement.

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NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. The terms defined in this Article I shall, for all purposes of this Agreement, have the respective meanings set forth below:

“Adverse Disclosure” shall mean any public disclosure of non-public information that the Company has a bona fide business purpose for not disclosing publicly, which disclosure, in the good faith judgment of the principal executive officer of the Company or the principal financial officer of the Company, after consultation with counsel to the Company, (i) would be required to be made in any Registration Statement or Prospectus in order for the applicable Registration Statement or Prospectus not to contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading and (ii) would not be required to be made at such time if the Registration Statement or Prospectus were not being filed.

“Agreement” shall have the meaning given in the Preamble.

“Board” shall mean the Board of Directors of the Company.

“CMB” shall have the meaning given in the Preamble and, for the avoidance of doubt, shall not include any other Holder of CMB Shares.

“CMB Shares” shall have the meaning given in the Recitals hereto.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“Common Shares” shall have the meaning given in the Recitals hereto.

“Company” shall have the meaning given in the Preamble.

“Demand Registration” shall have the meaning given in subsection 2.1.1.

“Easterly” shall have the meaning given in the Recitals hereto.

“Easterly Common Stock” shall have the meaning given in the Recitals hereto.

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“Easterly Sponsor” shall have the meaning given in the Preamble.

“Easterly Sponsor Shares” shall have the meaning given in the Recitals hereto.

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as it may be amended from time to time.

“Holders” shall have the meaning given in the Preamble.

“Lock-Up Agreements” shall mean those certain letter agreements, dated as of [●], 2018, by and between the Company, on the one hand, and certain holders of the Common Shares of the Company, on the other hand, entered into pursuant to the Merger Agreement.

“Lock-Up Period” shall mean the applicable lock-up periods for the Holders set forth in the Lock-Up Agreements.

“Maximum Number of Securities” shall have the meaning given in subsection 2.1.4.

“Merger” shall have the meaning given in the Recitals hereto.

“Merger Agreement” shall have the meaning given in the Recitals hereto.

“Merger Sub” shall have the meaning given in the Recitals hereto.

“Misstatement” shall mean an untrue statement of a material fact or an omission to state a material fact required to be stated in a Registration Statement or Prospectus or necessary to make the statements contained therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading.

“Permitted Transferees” shall mean a Person to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities prior to the expiration of the applicable Lock-Up Period, under the Lock-Up Agreements and any other applicable agreement between such Holder and the Company, and to any transferee thereafter, in each case in compliance with Section 5.2.

“Person” shall mean a company, a corporation, an association, a partnership, a limited liability company, an organization, a joint venture, a trust or other legal entity, an individual, a government or political subdivision thereof or a governmental agency.

“Piggyback Registration” shall have the meaning given in subsection 2.2.1.

“Pro Rata” shall have the meaning given in subsection 2.1.4.

“Prospectus” shall mean the prospectus (including any preliminary prospectus) included in any Registration Statement, as supplemented by any and all prospectus supplements (including preliminary prospectus supplements) and as amended by any and all post-effective amendments, and including all material incorporated by reference in such prospectus or prospectus supplement.

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“Redemption Agreement” shall have the meaning given in the Recitals hereto.

“Registrable Security” shall mean (a) the CMB Shares, (b) the Easterly Sponsor Shares and (c) any other equity security of the Company issued or issuable with respect to any such Common Shares by way of a stock dividend or stock split or in connection with a combination of shares, distribution, recapitalization, merger, consolidation, reorganization or other similar event; provided, however, that, as to any particular Registrable Security held by any particular Holder, such securities shall cease to be Registrable Securities when: (A) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been sold, transferred, disposed of or exchanged in accordance with such Registration Statement; (B) such securities shall have been otherwise transferred, new certificates for such securities not bearing a legend restricting further transfer shall have been delivered by the Company and subsequent public distribution of such securities by such Holder shall not require registration under the Securities Act; (C) such securities shall have ceased to be outstanding; (D) such securities may be sold without registration pursuant to Rule 144 promulgated under the Securities Act (but without volume or manner of sale restrictions or limitations); or (E) such securities have been sold to, or through, a broker, dealer or underwriter in a public distribution or other public securities transaction.

“Registration” shall mean a registration effected by preparing and filing a registration statement or similar document in compliance with the requirements of the Securities Act, and the applicable rules and regulations promulgated thereunder, and such registration statement becoming effective.

“Registration Expenses” shall mean the Company’s out-of-pocket expenses incident to a Registration, including, without limitation, the following:

(A) all registration and filing fees (including fees with respect to filings required to be made with the Financial Industry Regulatory Authority) and any securities exchange on which the Common Shares are then listed;

(B) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel for the Underwriters in connection with blue sky qualifications of Registrable Securities);

(C) printing, messenger, telephone and delivery expenses;

(D) fees and disbursements of counsel for the Company;

(E) fees and disbursements of all independent registered public accountants of the Company incurred specifically in connection with such Registration; and

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(F) if CMB is participating in such Registration, reasonable fees and expenses of one (1) legal counsel selected by CMB to represent its interests in connection with such Registration.

“Registration Statement” shall mean any registration statement that covers the Registrable Securities pursuant to the provisions of this Agreement, including the Prospectus included in such registration statement, amendments (including post-effective amendments) and supplements to such registration statement, and all exhibits to and all material incorporated by reference in such registration statement.

“Securities Act” shall mean the U.S. Securities Act of 1933, as amended from time to time.

“Shelf Registration” means a Registration Statement of the Company for an offering to be made on a delayed or continuous basis of Common Shares pursuant to Rule 415 under the Securities Act (or similar provisions then in effect).

“Shelf Takedown” shall have the meaning given in Section 2.3.

“Shelf Takedown Notice” shall have the meaning given in Section 2.3.

“Underwriter” shall mean a securities dealer who purchases any Registrable Securities as principal in an Underwritten Offering and not as part of such dealer’s market-making activities.

“Underwritten Offering” shall mean a Registration in which securities of the Company are sold to an Underwriter in a firm commitment underwriting for distribution to the public.

“Underwritten Shelf Offering Requesting Holder” shall have the meaning given in Section 2.3.

ARTICLE II

REGISTRATIONS

2.1 Demand Registration.

2.1.1 Request for Registration. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, at any time and from time to time, CMB may make a written demand for Registration under the Securities Act of all or part of its Registrable Securities, which written demand shall describe the amount and type of securities to be included in such Registration and the intended method(s) of distribution thereof (such written demand a “Demand Registration”). The Company shall, as soon thereafter as practicable, but not more than thirty (30) days immediately after the Company’s receipt of the Demand Registration, file a Registration Statement with respect to the Registration of all Registrable Securities requested by CMB pursuant such Demand Registration, and use its reasonable best efforts to cause such Registration Statement to become effective as soon as reasonably practicable thereafter. Under no circumstances shall the Company be obligated to effect more than an aggregate of two (2) Registrations in any consecutive 12-month period pursuant to a Demand Registration under this subsection 2.1.1.

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2.1.2 Effective Registration. Notwithstanding the provisions of subsection 2.1.1 above or any other part of this Agreement, a Registration pursuant to a Demand Registration shall not count as a Registration unless and until (i) the Registration Statement filed with the Commission with respect to such Registration has become effective, (ii) the Company has complied with all of its obligations under this Agreement with respect thereto and (iii) the earlier to occur of either all of the Registrable Securities requested by CMB to be registered in such Demand Registration have been sold or such Registration Statement has remained effective for a period of sixty (60) consecutive days; provided, that if, after such Registration Statement has become effective, an offering of Registrable Securities in a Registration pursuant to a Demand Registration is subsequently interfered with by any stop order or injunction of the Commission, federal or state court or any other governmental agency, the Registration Statement with respect to such Registration shall not count as a Registration unless and until (i) such stop order or injunction is removed, rescinded or otherwise terminated and (ii) CMB thereafter affirmatively elects to continue with such Registration and accordingly notifies the Company in writing of such election no later than five (5) days after the Company notifies CMB of such removal, rescinding or termination.

2.1.3 Underwritten Offering. Subject to the provisions of subsection 2.1.4 and Section 2.4 hereof, if CMB so advises the Company as part of its Demand Registration or Shelf Takedown that the offering of the Registrable Securities pursuant to such Demand Registration or Shelf Takedown shall be in the form of an Underwritten Offering, then the right of any Holder to include its Registrable Securities in such Demand Registration or Shelf Takedown shall be conditioned upon such Holder’s participation in such Underwritten Offering and the inclusion of such Holder’s Registrable Securities in such Underwritten Offering to the extent provided herein. Each such Holder proposing to distribute Registrable Securities through an Underwritten Offering pursuant to this subsection 2.1.3 or subsection 2.2.1 shall (i) agree to sell its Registrable Securities on the basis provided in the applicable underwriting/sales arrangements and (ii) agree to complete and execute all questionnaires, powers of attorney, indemnities, underwriting/sales agreements and other documents reasonably required under the terms of such underwriting/sales arrangements; provided, however, that no Holder shall be required to make any representations or warranties to the Company or the Underwriters or other purchasers (other than representations and warranties regarding (1) such Holder’s ownership of Registrable Securities to be transferred free and clear of all liens, claims and encumbrances created by such Holder, (2) such Holder’s power and authority to effect such transfer, (3) such matters pertaining to such Holder’s compliance with securities laws as reasonably may be requested and (4) such Holder’s intended method of distribution) or to undertake any indemnification obligations to the Company with respect thereto, except as otherwise provided in Article IV hereof.

2.1.4 Reduction of Underwritten Offering. If the managing Underwriter or Underwriters in an Underwritten Offering pursuant to a Demand Registration or Shelf Takedown, in good faith, advises the Company in writing that the dollar amount or number of Registrable Securities that the Holders desire to sell, taken together with all other Common Shares or other equity securities that the Company desires to sell and the Common Shares, if any, as to which a Registration has been requested pursuant to separate written contractual piggy-back registration rights held by any other shareholders who desire to sell, exceeds the maximum dollar amount or maximum number of equity securities that can be sold in the Underwritten Offering without adversely affecting the proposed offering price, the timing, the distribution method, or the probability of success of such offering (such maximum dollar amount or maximum number of such securities, as applicable, the “Maximum Number of Securities”), then the Company shall include in such Underwritten Offering: (i) first, the Registrable Securities of the Holders participating in such Underwritten Offering and the Common Shares or other equity securities of other Persons that the Company is obligated to register in a Registration pursuant to separate written contractual arrangements with such Persons (pro rata based on the respective number of Registrable Securities, Common Shares and other equity securities held by such Holders and other Persons and the aggregate number of Registrable Securities, Common Shares and other equity securities requested be included in such Underwritten Offering (such proportion is referred to herein as “Pro Rata”)) that can be sold without exceeding the Maximum Number of Securities; and (ii) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (i), the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities.

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2.1.5 Demand Registration Withdrawal. A Holder may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Registration Statement; provided that such withdrawal shall be irrevocable and, after making such withdrawal, a Holder shall no longer have any right to include Registrable Securities in the Demand Registration as to which such withdrawal was made. In the event that CMB notifies the Company that it is withdrawing all of its Registrable Securities from the Demand Registration, the Company shall cease all efforts to secure effectiveness of the applicable Registration Statement. Such registration nonetheless shall be deemed a Demand Registration for purposes of subsection 2.1.1 unless CMB shall have paid or reimbursed the Company for all reasonable and documented out-of-pocket fees and expenses incurred by the Company in connection with the withdrawn registration of such Registrable Securities.

2.2 Piggyback Registration.

2.2.1 Piggyback Rights. If the Company proposes to file a Registration Statement under the Securities Act with respect to an offering of equity securities, or securities or other obligations exercisable or exchangeable for, or convertible into equity securities, for its own account and/or for the account of shareholders of the Company (including, without limitation, pursuant to Section 2.1 hereof), other than a Registration Statement (i) filed in connection with any employee stock option or other benefit plan, (ii) for an exchange offer or offering of securities solely to the Company’s existing security holders, (iii) for an offering of debt that is convertible into equity securities of the Company or (iv) for an employee stock purchase plan or dividend reinvestment plan, then the Company shall give written notice of such proposed filing to all of the Holders of Registrable Securities as soon as practicable but not less than ten (10) days before the anticipated filing date of such Registration Statement, which notice shall (A) describe the amount and type of securities to be included in such offering, the intended method(s) of distribution, and the name of the proposed managing Underwriter or Underwriters, if any, in such offering, and (B) offer to all of the Holders of Registrable Securities the opportunity to register the sale of such number of Registrable Securities as such Holders may request in writing within five (5) days after receipt of such written notice (such Registration a “Piggyback Registration”). The Company shall, in good faith, cause such Registrable Securities to be included in such Piggyback Registration and shall use its best efforts to cause the managing Underwriter or Underwriters of a proposed Underwritten Offering to permit the Registrable Securities requested by the Holders pursuant to this subsection 2.2.1 to be included in a Piggyback Registration on the same terms and conditions as any similar securities of the Company included in such Registration and to permit the sale or other disposition of such Registrable Securities in accordance with the intended method(s) of distribution thereof.

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2.2.2 Reduction of Piggyback Registration. If the managing Underwriter or Underwriters in an Underwritten Offering that is to be a Piggyback Registration, in good faith, advises the Company and the Holders of Registrable Securities participating in the Piggyback Registration in writing that the dollar amount or number of the Common Shares that the Company desires to sell, taken together with (i) the Common Shares, if any, as to which Registration has been demanded pursuant to separate written contractual arrangements with Persons other than the Holders of Registrable Securities hereunder (ii) the Registrable Securities as to which registration has been requested pursuant Section 2.2 hereof, and (iii) the Common Shares, if any, as to which Registration has been requested pursuant to separate written contractual piggy-back registration rights of other shareholders of the Company, exceeds the Maximum Number of Securities, then the Company shall include in any such Registration (A) first, the Common Shares or other equity securities that the Company desires to sell, which can be sold without exceeding the Maximum Number of Securities; and (B) second, to the extent that the Maximum Number of Securities has not been reached under the foregoing clause (A), the Registrable Securities of Holders exercising their rights to register their Registrable Securities pursuant to subsection 2.2.1 hereof and the Common Shares, if any, as to which Registration has been requested pursuant to written contractual piggy-back registration rights of other shareholders of the Company, Pro Rata, which can be sold without exceeding the Maximum Number of Securities.

2.2.3 Piggyback Registration Withdrawal. Any Holder of Registrable Securities shall have the right to withdraw from a Piggyback Registration for any or no reason whatsoever upon written notification to the Company and the Underwriter or Underwriters (if any) of his, her or its intention to withdraw from such Piggyback Registration prior to the effectiveness of the Registration Statement filed with the Commission with respect to such Piggyback Registration. The Company (whether on its own good faith determination or as the result of a request for withdrawal by Persons pursuant to separate written contractual obligations) may withdraw a Registration Statement filed with the Commission in connection with a Piggyback Registration at any time prior to the effectiveness of such Registration Statement. Notwithstanding anything to the contrary in this Agreement, the Company shall be responsible for the Registration Expenses incurred in connection with the Piggyback Registration prior to its withdrawal under this subsection 2.2.3.

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2.2.4 Unlimited Piggyback Registration Rights. For purposes of clarity, any Registration effected pursuant to Section 2.2 hereof shall not be counted as a Registration pursuant to a Demand Registration effected under Section 2.1 hereof.

2.3 Shelf Registrations. At any time when the Company is permitted pursuant to the Securities Act to effect a Shelf Registration on Form F-4 (or similar short-form registration that may be available at such time), CMB may request, pursuant to its Demand Registration, that the Company effect the Demand Registration as a Shelf Registration. Notwithstanding anything else in this Agreement, CMB may not require the Company to effect more than one Shelf Registration with respect to CMB’s Registrable Securities. CMB shall have the right to request that the Company cooperate in a shelf takedown at any time, including an Underwritten Offering, by delivering a written request thereof to the Company (“Shelf Takedown Notice”) stating that CMB intends to effect an offering of all or part of its Registrable Securities included in such Shelf Registration (a “Shelf Takedown”); provided that the Company shall not be required to effect more than two (2) Shelf Takedowns in any consecutive 12-month period.  Each Shelf Takedown Notice shall specify the amount and type of Registrable Securities to be offered and sold in the Shelf Takedown and the intended method of distribution thereof.  As soon as practicable thereafter, but not more than thirty (30) days thereafter, the Company shall take all actions reasonably required to enable such Registrable Securities to be offered and sold as contemplated by such Shelf Takedown Notice. CMB shall have the right to demand as part of its Shelf Takedown Notice an offering in the form of an Underwritten Offering, provided that the aggregate offering price for any such offering is at least $75,000,000 in the aggregate (or, if less, all of CMB’s Registrable Securities). The Company shall, within ten (10) days of the Company’s receipt from CMB of such Shelf Takedown Notice that includes a written demand for an Underwritten Offering, notify, in writing, all other Holders of Registrable Securities included in the Shelf Registration and such Holder who thereafter wishes to include all or a portion of such Holder’s Registrable Securities in such Underwritten Offering pursuant to a Shelf Takedown (each such Holder, an “Underwritten Shelf Offering Requesting Holder”) shall so notify the Company, in writing, within five (5) days after the receipt by such Holder of the notice from the Company. Upon receipt by the Company of any such written notification from an Underwritten Shelf Offering Requesting Holder, such Holder shall be entitled to have its Registrable Securities included in the Underwritten Offering pursuant to the Shelf Takedown.

2.4  Holder Information and Cooperation. As a condition precedent to any Registration or Underwritten Offering hereunder, the Company may require each Holder as to which any Registration or Underwritten Offering is being effected to furnish to the Company such information regarding the distribution of such securities and such other information relating to such Holder, its ownership of Registrable Securities and other matters as the Company may from time to time reasonably request in writing. Each such Holder agrees to furnish such information to the Company and to cooperate with the Company as reasonably necessary to enable the Company to comply with the provisions of this Agreement.

2.5 Restrictions on Registration Rights. Notwithstanding anything to the contrary contained in this Agreement, (i) the Company shall not be obligated to (but may, at its sole option) file a Registration Statement or effect an Underwritten Offering if any Registration Statement that has been previously filed with respect to a Registration pursuant to a Demand Registration has not yet become effective and has not been withdrawn, (ii) the Company shall not be obligated to (but may, at its sole option) effect any Demand Registration or Shelf Takedown within ninety (90) days after the closing of an Underwritten Offering and (iii) no Registration shall be effected or permitted and no Registration Statement shall become effective, with respect to any Registrable Securities held by any Holder, until after the expiration of the applicable Lock-Up Period.

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2.6 Selection of Underwriter. The Underwriter(s) for any Underwritten Offering completed as a Demand Registration or a Shelf Takedown shall be selected by CMB. The Underwriter(s) for any Underwritten Offering initiated pursuant to Section 2.2.1 shall be selected by the Company.

ARTICLE III

COMPANY PROCEDURES

3.1 General Procedures. If the Company is required to effect the Registration of Registrable Securities, the Company shall use its reasonable best efforts to effect such Registration to permit the sale of such Registrable Securities in accordance with the intended plan of distribution thereof, and pursuant thereto the Company shall, as expeditiously as possible:

3.1.1 prepare and file with the Commission a Registration Statement with respect to such Registrable Securities and use its reasonable best efforts to cause such Registration Statement to become effective and remain effective until all Registrable Securities covered by such Registration Statement have been sold;

3.1.2 prepare and file with the Commission such amendments and post-effective amendments to the Registration Statement, and such supplements to the Prospectus, as may be requested by the Holders or any Underwriter of Registrable Securities or as may be required by the rules, regulations or instructions applicable to the registration form used by the Company or by the Securities Act or rules and regulations thereunder to keep the Registration Statement effective until all Registrable Securities covered by such Registration Statement are sold in accordance with the intended plan of distribution set forth in such Registration Statement or supplement to the Prospectus;

3.1.3 prior to filing a Registration Statement or prospectus, or any amendment or supplement thereto, furnish without charge to the Underwriters, if any, and the Holders of Registrable Securities included in such Registration, and such Holders’ legal counsel, copies of such Registration Statement as proposed to be filed, each amendment and supplement to such Registration Statement (in each case including all exhibits thereto and documents incorporated by reference therein), the Prospectus included in such Registration Statement (including each preliminary Prospectus), and such other documents as the Underwriters and the Holders of Registrable Securities included in such Registration or the legal counsel for any such Holders may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holders;

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3.1.4 prior to any public offering of Registrable Securities, use its reasonable best efforts to (i) register or qualify the Registrable Securities covered by the Registration Statement under such securities or “blue sky” laws of such jurisdictions in the United States as the Holders of Registrable Securities included in such Registration Statement (in light of their intended plan of distribution) may reasonably request and (ii) take such action necessary to cause such Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental authorities as may be necessary by virtue of the business and operations of the Company and do any and all other acts and things that may be necessary or advisable to enable the Holders of Registrable Securities included in such Registration Statement to consummate the disposition of such Registrable Securities in such jurisdictions; provided,  however, that the Company shall not be required to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify or take any action to which it would be subject to general service of process or taxation in any such jurisdiction where it is not then otherwise so subject;

3.1.5 cause all such Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are then listed;

3.1.6 provide a transfer agent or warrant agent, as applicable, and registrar for all such Registrable Securities no later than the effective date of such Registration Statement;

3.1.7 advise each seller of such Registrable Securities, promptly after it shall receive notice or obtain knowledge thereof, of the issuance of any stop order by the Commission suspending the effectiveness of such Registration Statement or the initiation or threatening of any proceeding for such purpose and promptly use its reasonable best efforts to prevent the issuance of any stop order or to obtain its withdrawal if such stop order should be issued;

3.1.8 at least five (5) days prior to the filing of any Registration Statement or Prospectus or any amendment or supplement to such Registration Statement or Prospectus, furnish a copy thereof to each seller of such Registrable Securities or its counsel;

3.1.9 notify the Holders, at any time when a Prospectus relating to such Registration Statement is required to be delivered under the Securities Act, of the happening of any event as a result of which the Prospectus included in such Registration Statement, as then in effect, includes a Misstatement, and then to correct such Misstatement as set forth in Section 3.4 hereof;

3.1.10 permit a representative of the Holders, the Underwriters, if any, and any attorney retained by such Holders or Underwriter to participate, at each such Person’s own expense, in the preparation of the Registration Statement, and cause the Company’s officers, directors and employees to supply all information reasonably requested by any such representative, Underwriter or attorney in connection with the Registration; provided, however, that such representatives or Underwriters enter into a confidentiality agreement, in form and substance reasonably satisfactory to the Company, prior to the release or disclosure of any such information;

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3.1.11 obtain a “comfort” letter for the benefit of the Underwriters from the Company’s independent registered public accountants in the event of an Underwritten Offering, in customary form and covering such matters of the type customarily covered by “comfort” letters as the managing Underwriter and its counsel may reasonably request;

3.1.12 on the date the Registrable Securities are delivered for sale pursuant to such Registration, obtain an opinion and negative assurance letter, dated such date, of counsel representing the Company for the purposes of such Registration, addressed to the Underwriters, if any, covering such legal matters with respect to the Registration in respect of which such opinion and negative assurance letter is being given as the Underwriter may reasonably request and as are customarily included in such opinions and negative assurance letters;

3.1.13 in the event of any Underwritten Offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing Underwriter of such offering;

3.1.14 make available to its security holders, as soon as reasonably practicable, an earnings statement covering the period of at least twelve (12) months beginning with the first day of the Company’s first full calendar quarter after the effective date of the Registration Statement which satisfies the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder;

3.1.15 if the Registration involves the Registration of Registrable Securities involving gross proceeds in excess of $75,000,000, use its reasonable efforts to make available senior executives of the Company to participate in customary “road show” presentations that may be reasonably requested by the Underwriter in any Underwritten Offering; and

3.1.16 otherwise, in good faith, cooperate reasonably with, and take such customary actions as may reasonably be requested by the Holders, in connection with such Registration.

3.2 Registration Expenses. The Registration Expenses of all Registrations shall be borne by the Company. It is acknowledged by the Holders that the Holders shall bear all incremental selling expenses relating to the sale of Registrable Securities, such as Underwriters’ commissions and discounts, brokerage fees, Underwriter marketing costs and, other than as set forth in the definition of “Registration Expenses,” all reasonable fees and expenses of any legal counsel representing the Holders.

3.3 Requirements for Participation in Underwritten Offerings. No Person may participate in any Underwritten Offering for equity securities of the Company pursuant to a Registration initiated by the Company hereunder unless such Person (i) agrees to sell such Person’s securities on the basis provided in any underwriting arrangements approved by the Company and (ii) completes and executes all customary questionnaires, powers of attorney, indemnities, lock-up agreements, underwriting agreements and other customary documents as may be reasonably required under the terms of such underwriting arrangements.

3.4 Suspension of Sales; Adverse Disclosure. Upon receipt of written notice from the Company that a Registration Statement or Prospectus contains a Misstatement, each of the Holders shall forthwith discontinue disposition of Registrable Securities until it has received copies of a supplemented or amended Prospectus correcting the Misstatement (it being understood that the Company hereby covenants to prepare and file such supplement or amendment as soon as practicable after the time of such notice), or until it is advised in writing by the Company that the use of the Prospectus may be resumed.

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If the filing, initial effectiveness or continued use of a Registration Statement in respect of any Registration at any time would require the Company to make an Adverse Disclosure or would require the inclusion in such Registration Statement of financial statements that are unavailable to the Company without unreasonable efforts, the Company may, upon giving prompt written notice to the Holders, delay the filing or initial effectiveness of, or suspend use of, such Registration Statement or any Prospectus for the shortest period of time, but in no event more than an aggregate of (90) days in any consecutive 12-month period, determined in good faith by the Company to be necessary for such purpose. In the event the Company exercises its rights under the preceding sentence, the Holders agree to suspend, immediately upon their receipt of the notice referred to above, their use of the Prospectus relating to any Registration in connection with any sale or offer to sell Registrable Securities. The Company shall promptly notify the Holders of the expiration of any period during which it exercised its rights under this Section 3.4.

3.5 Information Requirements. The Company covenants that it shall take such action as any Holder may reasonably request to the extent required from time to time to enable such Holder to sell Common Shares held by such Holder without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 promulgated under the Securities Act, including providing any legal opinions. Upon the request of any Holder, the Company shall deliver to such Holder a written certification of a duly authorized officer as to whether it has complied with such requirements.

ARTICLE IV

INDEMNIFICATION AND CONTRIBUTION

4.1 Indemnification.

4.1.1 The Company agrees to indemnify, to the extent permitted by law, each Holder of Registrable Securities, its officers and directors and each Person who controls such Holder (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in any Registration Statement or Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by such Holder expressly for use therein. The Company shall indemnify the Underwriters, their officers and directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Holder.

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4.1.2 In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such Registration Statement or Prospectus and, to the extent permitted by law, shall indemnify the Company, its directors and officers and agents and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages, liabilities and expenses (including without limitation reasonable attorneys’ fees) resulting from any untrue or alleged untrue statement of material fact contained in the Registration Statement or Prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, in the light of the circumstances under which they were made) not misleading, but only to the extent that such untrue statement or omission is contained in any information or affidavit so furnished in writing by such Holder expressly for use therein; provided, however, that the obligation to indemnify shall be several, not joint and several, among such Holders of Registrable Securities, and the liability of each such Holder of Registrable Securities shall be in proportion to and limited to the net proceeds received by such Holder from the sale of Registrable Securities pursuant to such Registration Statement. The Holders of Registrable Securities shall indemnify the Underwriters, their officers, directors and each Person who controls such Underwriters (within the meaning of the Securities Act) to the same extent as provided in the foregoing with respect to the indemnification of the Company.

4.1.3 Any Person entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s right to indemnification hereunder to the extent such failure has not materially prejudiced the indemnifying party) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (such consent not to be unreasonably withheld). An indemnifying party who elects not to assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party, with the advice of outside counsel, a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement) or which settlement does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

4.1.4 The indemnification provided for under this Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of Registrable Securities. The Company and each Holder of Registrable Securities participating in an offering also agrees to make such provisions as are reasonably requested by any indemnified party for contribution to such party in the event the Company’s or such Holder’s indemnification is unavailable for any reason.

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4.1.5 If the indemnification provided under Section 4.1 hereof from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities and expenses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party, on the one hand, and the indemnified party, on the other, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action; provided, however, that the liability of any Holder under this subsection 4.1.5 shall be limited to the amount of the net proceeds received by such Holder in such offering giving rise to such liability. The amount paid or payable by a party as a result of the losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in subsections 4.1.1, 4.1.2 and 4.1.3 above, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. The parties hereto agree that it would not be just and equitable if contribution pursuant to this subsection 4.1.5 were determined by pro rata allocation or by any other method of allocation, which does not take account of the equitable considerations referred to in this subsection 4.1.5. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this subsection 4.1.5 from any Person who was not guilty of such fraudulent misrepresentation.

ARTICLE V

MISCELLANEOUS

5.1 Notices. Any notice or communication under this Agreement must be in writing and given by (i) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (ii) delivery in person or by courier service providing evidence of delivery, or (iii) transmission by hand delivery or electronic mail. Each notice or communication that is mailed, delivered or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by courier service, hand delivery or electronic mail, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. Any notice or communication to the Company under this Agreement must be addressed to the Company at 14 Wesley Street, 5th Floor, Hamilton HM11 Bermuda, Attention: Gene Boxer, Email: Gene.Boxer@siriusgroup.com. Any notice or communication to any Holder under this Agreement must be addressed to such Holder’s address as found in the Company’s books and records. Any party may change its address for notice at any time and from time to time by written notice to the other parties hereto, and such change of address shall become effective ten (10) days after delivery of such notice as provided in this Section 5.1.

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5.2 Assignment; No Third Party Beneficiaries.

5.2.1 This Agreement and the rights, duties and obligations of the Company hereunder may not be assigned or delegated by the Company in whole or in part.

5.2.2 No Holder may assign or delegate such Holder’s rights, duties or obligations under this Agreement, in whole or in part, except in connection with a transfer of Registrable Securities by such Holder to a Permitted Transferee (but only if, as set forth in the definition thereof, such Person has agreed to become bound by the transfer restrictions set forth in the Lock-Up Agreements and, if applicable, any other applicable letter agreements). Notwithstanding the foregoing, CMB shall not assign any of the rights under Section 2.1 or 2.3 of this Agreement that solely for the benefit of CMB.

5.2.3 This Agreement and the provisions hereof shall be binding upon and shall inure to the benefit of each of the parties and its successors and the permitted assigns of the Holders, which shall include Permitted Transferees.

5.2.4 This Agreement shall not confer any rights or benefits on any persons that are not parties hereto, other than as expressly set forth in this Agreement and Section 5.2 hereof.

5.2.5 No assignment by any party hereto of such party’s rights, duties and obligations hereunder shall be binding upon or obligate the Company unless and until the Company shall have received (i) written notice of such assignment and (ii) the written agreement of the assignee, in a form reasonably satisfactory to the Company, to be bound by the terms and provisions of this Agreement (which may be accomplished by an addendum or certificate of joinder to this Agreement). Any transfer or assignment made other than as provided in this Section 5.2 shall be null and void.

5.3 Counterparts. This Agreement may be executed in multiple counterparts (including facsimile or PDF counterparts), each of which shall be deemed an original, and all of which together shall constitute the same instrument, but only one of which need be produced.

5.4 Governing Law; Venue; Waiver of Jury Trial. NOTWITHSTANDING THE PLACE WHERE THIS AGREEMENT MAY BE EXECUTED BY ANY OF THE PARTIES HERETO, THE PARTIES EXPRESSLY AGREE THAT THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE OF NEW YORK AS APPLIED TO AGREEMENTS AMONG NEW YORK RESIDENTS ENTERED INTO AND TO BE PERFORMED ENTIRELY WITHIN NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS OF SUCH JURISDICTION. Any and all suits, legal actions or proceedings arising out of this Agreement shall be brought in the courts of the State of New York or the United States District Court for the Southern District of New York and each party to this Agreement hereby submits to and accepts the exclusive jurisdiction of such courts for the purpose of such suits, legal actions or proceedings. In any such suit, legal action or proceeding, each party to this Agreement waives personal service of any summons, complaint or other process and agrees that service thereof may be made by certified or registered mail directed to it pursuant to Section 5.1. To the fullest extent permitted by law, each party hereto hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue or any such suit, legal action or proceeding in any such court and hereby further waives any claim that any such suit, legal action or proceeding brought in any such court has been brought in an inconvenient forum. EACH OF THE PARTIES HERETO (ON BEHALF OF ITSELF AND ITS SUBSIDIARIES) HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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5.5 Amendments and Modifications. Upon the written consent of the Company and the Holders of at least a majority in interest of the Registrable Securities at the time in question, compliance with any of the provisions, covenants and conditions set forth in this Agreement may be waived, or any of such provisions, covenants or conditions may be amended or modified; provided, however, that notwithstanding the foregoing, any amendment hereto or waiver hereof that adversely affects one Holder, solely in its capacity as a holder of the shares of capital stock of the Company, in a manner that is materially different from the other Holders (in such capacity) shall require the consent of the Holder so affected. No course of dealing between any Holder or the Company and any other party hereto or any failure or delay on the part of a Holder or the Company in exercising any rights or remedies under this Agreement shall operate as a waiver of any rights or remedies of any Holder or the Company. No single or partial exercise of any rights or remedies under this Agreement by a party shall operate as a waiver or preclude the exercise of any other rights or remedies hereunder or thereunder by such party.

5.6 Entire Agreement; Third Party Beneficiaries. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as provided in Section 4.1 hereof, is not intended to confer upon any Person other than the parties hereto any rights or remedies.

5.7 Term. This Agreement shall terminate upon the earlier of (i) the tenth (10th) anniversary of the date of this Agreement or (ii) the date as of which (A) all of the Registrable Securities have been sold pursuant to a Registration Statement (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder) or (B) the Holders of all Registrable Securities are permitted to sell the Registrable Securities under Rule 144 (or any similar provision) under the Securities Act without limitation on the amount of securities sold or the manner of sale. The provisions of Section 3.2 and Article IV shall survive any termination.

[Signature page follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first written above.

COMPANY:

SIRIUS INTERNATIONAL INSURANCE GROUP,
LTD., a Bermuda exempted company

By:
Name:
Title:

HOLDERS:

CM BERMUDA LTD.,
an exempted Bermuda limited liability company

By:
Name:
Title:

EASTERLY ACQUISITION SPONSOR, LLC,
a Delaware limited liability company

By:
Name:
Title:

[Signature page to Registration Rights Agreement]

EXHIBIT D

FORM OF LOCK-UP AGREEMENT

[●], 2018

Sirius International Insurance Group, Ltd.

14 Wesley Street, 5th Floor

Hamilton HM11 Bermuda

Re:	Business Combination

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with the Agreement and Plan of Merger (the “Merger Agreement”), dated as of June 23, 2018, by and among Sirius International Insurance Group, Ltd., a Bermuda exempted company (the “Company”), Easterly Acquisition Corp., a Delaware corporation (“Easterly”), and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”), pursuant to which, as of the Effective Time (as defined in the Merger Agreement), Merger Sub will be merged with and into Easterly (the “Merger”), with Easterly being the surviving entity in the Merger and a wholly owned subsidiary of the Company, and each issued and outstanding share of common stock of Easterly, par value $0.0001 per share (other than Redemption Shares (as defined in the Merger Agreement)) will be converted into the right to receive newly issued common shares of the Company, par value $0.01 per share (the “Common Shares”).

In order to induce the Company to proceed with the Merger and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned hereby agrees with the Company as follows:

1.             During the period commencing on the Effective Date of the Merger and ending 180 days after such date (the “Lock-Up Period”), the undersigned shall not, without the prior written consent of the Company (which consent may be withheld in its sole discretion), (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, with respect to any Common Shares or any securities convertible into, or exercisable, or exchangeable for, Common Shares beneficially owned by the undersigned (within the meaning of the rules and regulations of the Commission), if any, whether now owned or hereafter acquired, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Common Shares or any securities convertible into, or exercisable, or exchangeable for, Common Shares beneficially owned by the undersigned (within the meaning of the rules and regulations of the Commission), if any, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii) (each such transaction, a “Transfer”).

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2.             The provisions set forth in paragraph 1 shall not restrict any Transfer (a) to the Company’s officers or directors or any affiliates or family members of any of the Company’s officers or directors; (b) in the case of an individual, transfers by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (c) in the case of an individual, transfers by virtue of laws of descent and distribution upon death of the individual; (d) in the case of an individual, transfers pursuant to a qualified domestic relations order; (e) in the case of a corporation or other company, to an “affiliate,” as such term is defined in Rule 501(a) under the Securities Act of 1933, as amended, or controlling stockholder or member; (f) in the case of a partnership, to a partner or affiliated partnership; (g) in the case of a trust, to its trustees, beneficiaries or settlors; (h) in the case of CM Bermuda Ltd., pursuant to the Redemption Agreement (as defined in the Merger Agreement); and (i) in the event of the Company’s completion of a liquidation, merger, share exchange or other similar transaction which results in all of the Company’s shareholders having the right to exchange their shares of Common Shares for cash, securities or other property; provided, however, that in the case of clauses (a) through (g), these permitted transferees must enter into a written agreement agreeing to be bound by the restrictions herein.

3.             The undersigned has full right and power, without violating any agreement to which it is bound, to enter into this Letter Agreement.

4.             This Letter Agreement constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

5.             This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

6.             Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

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7.             The undersigned hereby agrees and acknowledges that: (i) the Company would be irreparably injured in the event of a breach by the undersigned of his, her or its obligations under this Letter Agreement, (ii) monetary damages may not be an adequate remedy for such breach and (iii) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach. Without limiting the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

8.             This Letter Agreement shall terminate upon the expiration of the Lock-Up Period; provided, however, that this Letter Agreement shall earlier terminate in the event that the Merger is not consummated and closed by November 30, 2018.

[Signature page follows]

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Sincerely,

[HOLDER]

By:
Name:
Title:

Acknowledged and Agreed,

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:
Name:
Title:

[Signature page to Lock-Up Agreement]

EXHIBIT E

FORM OF WARRANT AMENDMENT

ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This Assignment, Assumption and Amendment Agreement (this “Agreement”) is made as of [           ], 2018, by and among Easterly Acquisition Corp., a Delaware corporation (the “Company”), Sirius International Insurance Group, Ltd., a Bermuda exempted company (“Sirius”), and Continental Stock Transfer & Trust Company, a New York corporation (the “Warrant Agent”).

WHEREAS, the Company and the Warrant Agent are parties to that certain Warrant Agreement, dated as of July 29, 2015, and filed with the United States Securities and Exchange Commission on August 10, 2015 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein, but not otherwise defined, shall have the meanings given to such terms in the Existing Warrant Agreement;

WHEREAS, pursuant to the Existing Warrant Agreement, the Company issued (i) 6,750,000 warrants to the Sponsor (collectively, the “Private Placement Warrants”) to purchase shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”) simultaneously with the closing of the Offering, at a purchase price of $1.00 per Private Placement Warrant, with each Private Placement Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share, and (ii) 10,000,000 warrants to public investors in the Offering (the “Public Warrants” and together with the Private Placement Warrants, the “Warrants”) to purchase shares of Common Stock, with each Public Warrant being exercisable for one share of Common Stock and with an exercise price of $11.50 per share;

WHEREAS, on June 23, 2018, that certain Agreement and Plan of Merger (the “Merger Agreement”) was entered into by and among Sirius, the Company and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of Sirius (“Merger Sub”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, pursuant to the provisions of the Merger Agreement, Merger Sub will merge with and into the Company with the Company surviving such merger as a wholly owned subsidiary of Sirius (the “Merger”), and, as a result of the Merger, the holders of Common Stock of Easterly shall become holders of Sirius’ common shares of par value U.S.$0.01 each (“Common Shares”);

WHEREAS, upon consummation of the Merger, as provided in Section 4.4 of the Existing Warrant Agreement, the Public Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Common Shares;

WHEREAS, pursuant to Section 2 of that certain letter agreement, by and among the Company, Sponsor and Sirius, dated as of June 23, 2018 (the “Sponsor Letter”), upon consummation of the Merger the Private Placement Warrants will be cancelled;

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WHEREAS, the Board of Directors of the Company has determined that the consummation of the transactions contemplated by the Merger Agreement will constitute a Business Combination (as defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, in connection with the Merger, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to Sirius and Sirius wishes to accept such assignment; and

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and the Warrant Agent may amend the Existing Warrant Agreement without the consent of any Registered Holders for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as the Company and the Warrant Agent may deem necessary or desirable and that the Company and the Warrant Agent deem shall not adversely affect the interest of the Registered Holders.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

1.     Assignment and Assumption; Consent.

1.1   Assignment and Assumption. The Company hereby assigns to Sirius all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Merger Agreement). Sirius hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2   Consent. The Warrant Agent hereby consents to the assignment of the Existing Warrant Agreement by the Company to Sirius pursuant to Section 1.1 hereof effective as of the Effective Time, and the assumption of the Existing Warrant Agreement by Sirius from the Company pursuant to Section 1.1 hereof effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

2.     Amendment of Existing Warrant Agreement. The Company and the Warrant Agent hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Section 2 are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders.

2.1   Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by deleting “Easterly Acquisition Corp., a Delaware corporation” and replacing it with “Sirius International Insurance Group, Ltd., a Bermuda exempted company limited”. As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Sirius International Insurance Group, Ltd. rather than Easterly Acquisition Corp.

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2.2   Recitals. The recitals on page one of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on July 29, 2015, Easterly Acquisition Corp. (“Easterly”) entered into that certain Sponsor Warrants Purchase Agreement (the “Private Placement Warrants Purchase Agreement”) with Easterly Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 6,250,000 warrants (or up to 6,925,000 warrants if the Over-allotment Option (as defined below) in connection with the Offering (as defined below) is exercised in full) simultaneously with the closing of the Offering bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of one dollar ($1.00) per Private Placement Warrant;

WHEREAS, pursuant to the Private Placement Warrants Purchase Agreement, in connection with the Offering (including the partial exercise by the underwriters of the Over-allotment Option in the Offering), the Sponsor purchased 6,750,000 Private Placement Warrants; and

WHEREAS, on August 4, 2015, Easterly consummated an initial public offering of 20,000,000 units, including 2,000,000 units pursuant to the underwriters’ partial exercise of their over-allotment option (collectively, the “Offering”), each such unit comprised of one share of Common Stock (as defined below) and half of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, issued and delivered 10,000,000 warrants to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitled the holder thereof to purchase one share of common stock of Easterly, par value $0.0001 per share, (“Common Stock”), for $11.50 per share, subject to adjustment as described herein. Only whole warrants are exercisable. A holder of the Public Warrants will not be able to exercise any one-half of one Warrant unless it is combined with another one-half of one Warrant; and

WHEREAS, Easterly filed with the Securities and Exchange Commission (the “Commission”) registration statements, No. 333-203975 and No. 333-205941, on Form S-1 (together, the “Registration Statement”) and prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of the Units, the Public Warrants and the shares of Common Stock included in the Units; and

WHEREAS, the Company, Easterly and Sirius Acquisitions Holding Company III, a Delaware corporation and a wholly owned subsidiary of the Company (“Merger Sub”) are parties to that certain Agreement and Plan of Merger, dated as of June 23, 2018 (the “Merger Agreement”), which, among other things, provides for the merger of Merger Sub with and into Easterly with Easterly surviving such merger as a wholly owned subsidiary of the Company (the “Merger”), and, as a result of the Merger, the holders of Common Stock shall become holders of holders of the Company’s common shares of par value U.S.$0.01 each (“Common Shares”) with each share of Common Stock exchanged for a fraction of a Common Share at the Exchange Ratio (as defined in the Merger Agreement); and

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WHEREAS, on [      ], 2018, Easterly, the Company and the Warrant Agent entered into an Assignment, Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which Easterly assigned this Agreement to the Company and the Company assumed this Agreement from Easterly; and

WHEREAS, pursuant to the Merger Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Merger Agreement), Warrants will no longer be exercisable for shares of Common Stock but instead will be exercisable (subject to the terms and conditions of this Agreement) for Common Shares; and

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants; and

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3   Reference to Common Shares. All references to “Common Stock” or “shares of Common Stock” in the Existing Warrant Agreement (including all Exhibits thereto) (except for the references in the amended and restated recitals set forth above in Section 2.2) shall mean “Common Shares”.

2.4   Detachability of Warrants. Section 2.4 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Except that the defined terms “Business Day” and “Over-allotment Option” set forth therein shall be retained for all purposes of the Existing Warrant Agreement.

2.5   Warrant Price. The first sentence of Section 3.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

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“Each whole Warrant shall, when countersigned by the Warrant Agent, entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to purchase from the Company a fraction of a Common Share equal to the Exchange Ratio at the price of (x) $11.50 divided by (y) the Exchange Ratio, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1.”

2.6   Duration of Warrants. Section 3.2 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“3.2   Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the consummation of the transactions contemplated by the Merger Agreement (a “Business Combination”), and terminating at 5:00 p.m., New York City time on the earlier to occur of: (x) the date that is five (5) years after the date on which the Business Combination is completed, (y) the liquidation of the Company, or (z) other than with respect to the Private Placement Warrants, the Redemption Date (as defined below) as provided in Section 6.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 3.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 6 hereof), each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.”

2.7   Issuance of shares of Common Stock on Exercise. The third-to-last sentence of Section 3.3.2 of the Existing Warrant Agreement is hereby deleted.

2.8   Redemption. Section 6.1 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“6.1   Redemption. Subject to Section 6.4 hereof, not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, at the office of the Warrant Agent, upon notice to the Registered Holders of the Warrants, as described in Section 6.2 below, at the price of $0.01 per Warrant (the “Redemption Price”), provided that the last sales price of a Common Share reported has been at least (x) $18.00 divided by (y) the Exchange Ratio, (subject to adjustment in compliance with Section 4 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day Redemption Period (as defined in Section 6.2 below) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 3.3.1.”

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2.9   Notice. The address for notices to the Company set forth in Section 9.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“Sirius International Insurance Group, Ltd.

14 Wesley Street, 5th Floor

Hamilton HM11 Bermuda

Attention:     Gene Boxer

Email:     Gene.Boxer@siriusgroup.com ”

3.    Miscellaneous Provisions.

3.1   Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the occurrence of the Merger (as defined in the Merger Agreement) and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason.

3.2   Successors. All the covenants and provisions of this Agreement by or for the benefit of Sirius or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.3   Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.4   Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.5   Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such holder to submit his Warrant for inspection by it.

3.6   Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

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3.7   Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.8   Entire Agreement. This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, Sirius, Easterly, and Merger Sub have duly executed this Agreement, all as of the date first written above.

EASTERLY ACQUISITION CORP.

By:
Name:
Title:

SIRIUS INTERNATIONAL INSURANCE GROUP, LTD.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title: